EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

ALJ REGIONAL HOLDINGS, INC.,

LSC COMMUNICATIONS BOOK LLC

AND

PHOENIX COLOR CORP.

DATED AS OF FEBRUARY 3, 2022

Table of Contents

Page

Article I. Purchase and Sale.	1
1.01	Purchase and Sale1
1.02	Consideration2
Article II. Closing.	9
2.01	Date of Closing9
2.02	Deliveries9
Article III. Representations and Warranties of Seller.	9
3.01	Organization9
3.02	Capitalization of the Company9
3.03	Subsidiaries10
3.04	Authorization11
3.05	No Conflicts11
3.06	No Consents12
3.07	Compliance with Laws12
3.08	Litigation15
3.09	Consolidated Financial Statements15
3.10	Undisclosed Liabilities16
3.11	Intellectual Property16
3.12	Privacy and Data Security19
3.13	Contracts and Commitments20
3.14	Employee Benefits21
3.15	Absence of Certain Changes24
3.16	Taxes24
3.17	Environmental Matters26
3.18	Real Estate28
3.19	Labor Relations; Compliance30
3.20	No Brokers31
3.21	Affiliate Transactions31
3.22	Title to Tangible Personal Property; Sufficiency of Assets32
3.23	Bank Accounts; Letters of Credit; Powers of Attorney32
3.24	Customer Warranties33
3.25	Insurance33
3.26	Inventory33
3.27	Solvency33
3.28	No Fraudulent Conveyance34
3.29	Proxy Statement34
3.30	No Other Representations and Warranties34
Article IV. Representations and Warranties of Purchaser	34
4.01	Organization34
4.02	Authorization35

i

4.03	No Conflicts35
4.04	No Consents35
4.05	Litigation35
4.06	No Brokers36
4.07	Financing36
4.08	Purchase for Investment36
4.09	Solvency36
4.10	Proxy Statement37
4.11	No Other Representations and Warranties37
Article V. Further Agreements of the Parties.	37
5.01	Conduct of Business37
5.02	Access to the Company and its Subsidiaries; Preservation of Records; Confidentiality41
5.03	Reasonable Best Efforts; Further Assurances43
5.04	Regulatory and Other Authorizations43
5.05	No Disclosure45
5.06	Fees and Expenses45
5.07	Employee Benefits46
5.08	Resignations47
5.09	The Proxy Statement; Seller Stockholder Meeting47
5.10	Acquisition Proposal; Change in Recommendation48
5.11	Directors and Officers Indemnification and Insurance53
5.12	Termination of Affiliate Agreements54
5.13	Release of the Company; Indebtedness and Guaranties54
5.14	Use of Name55
5.15	Post-Closing Asset and Liability Transfers55
5.16	Notification of Certain Matters55
5.17	Further Assurances55
5.18	Stockholder Litigation56
5.19	Access56
5.20	R&W Insurance56
5.21	Restrictive Covenants56
5.22	Existence of Seller58
5.23	Reisch Employment Agreement58
Article VI. Conditions Precedent.	59
6.01	Conditions Precedent59
6.02	Documents to be Delivered by Seller60
6.03	Documents to be Delivered by Purchaser61
Article VII. Tax Matters.	61
7.01	Allocation of Tax Items61
7.02	Tax Returns62
7.03	Assistance and Cooperation62
7.04	Transfer Taxes63
7.05	Section 336(e) Election63

ii

Article VIII. Termination.	64
8.01	Termination64
8.02	Effect of Termination66
Article IX. Miscellaneous.	67
9.01	Non-Survival of Representations, Warranties and Certain Covenants67
9.02	Entire Agreement67
9.03	Governing Law; Jurisdiction; Waiver of Jury Trial67
9.04	Amendment; Waiver68
9.05	Notices68
9.06	Severability69
9.07	Assignment and Binding Effect70
9.08	No Benefit to Others70
9.09	No Recourse70
9.10	Specific Performance70
9.11	Release as of the Closing71
9.12	Counterparts71
9.13	Interpretation72
9.14	Disclosure72
9.15	Privilege; Waiver of Conflicts73
9.16	No Presumption73

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of February 3, 2022 (this “Agreement”), is made by and between ALJ Regional Holdings, Inc., a Delaware corporation (“Seller”), LSC Communications Book LLC, a Delaware limited liability company (“Purchaser”), and Phoenix Color Corp., a Delaware corporation (the “Company”).

WHEREAS, Seller owns one hundred (100) shares of the Class A Common Stock, par value $0.01 per share, of the Company representing one hundred percent (100%) of the outstanding shares of capital stock of the Company (the “Company Shares”);

WHEREAS, Seller desires to sell, and Purchaser desires to purchase from Seller, the Company Shares, pursuant to the terms and subject to the conditions set forth in this Agreement (such sale and purchase, the “Transaction”);

WHEREAS, the Transaction may be deemed to constitute a sale of all or substantially all of the assets of Seller and, therefore, approval of the Transaction by Seller’s stockholders will be sought pursuant to Section 271 of the Delaware General Corporation Law (“DGCL”);

WHEREAS, the Board of Directors of Seller (the “Seller Board”) has (a) resolved that the entry into this Agreement and the consummation of the Transaction are expedient and for the best interests of Seller, (b) approved this Agreement and the consummation by Seller of the Transaction on the terms and subject to the conditions set forth in this Agreement, subject to the Required Seller Vote, (c) recommended that the Transaction be authorized and approved by Seller’s stockholders, and (d) directed that the Transaction be submitted to Seller’s stockholders for authorization and approval; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as an inducement to the willingness of Purchaser to enter into this Agreement, Purchaser and Jess Ravich have entered into a voting and support agreement dated as of the date hereof, providing that, among other things, subject to the terms and conditions of the voting and support agreement, Mr. Ravich will vote in favor of the Transaction.

NOW, THEREFORE, in consideration of the mutual covenants and the respective representations and warranties contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

Article I.Purchase and Sale.

1.01Purchase and Sale

.

(a)Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (defined below), Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Company Shares.

(b)At the Closing, in consideration for the sale and transfer of the Company Shares, and upon the terms and subject to the conditions of this Agreement, Purchaser shall pay or cause to be paid to Seller by wire transfer in immediately available funds an amount equal to the

Base Purchase Price, by wire transfer of immediately available funds to a bank account or accounts specified by Seller at least five (5) Business Days prior to the Closing in accordance with Section 1.02(b), which amount shall be adjusted following the Closing as provided in Section 1.02(c) (as so adjusted, the “Final Purchase Price”).

1.02Consideration

.

(a)Definitions.  For purposes of this Agreement, the terms below shall have the following respective meanings:

(i)“Ancillary Agreements” means the agreements (other than this Agreement) and instruments executed and delivered in connection with the transactions contemplated hereunder, including any instruments of transfer or any other agreements, certificates and documents to be entered into in connection with the transactions contemplated hereunder.

(ii)“Base Amount” means (A) if the Closing Date is on or before April 15, 2022, one hundred thirty-four million seven hundred seventy-five thousand dollars ($134,775,000), (b) if the Closing Date is after April 15, 2022, but on or before May 15, 2022, one hundred thirty-three million seven hundred seventy-five thousand dollars ($133,775,000), and (c) if the Closing Date is after May 15, 2022, one hundred thirty-two million seven hundred seventy-five thousand dollars ($132,775,000).

(iii)“Base Purchase Price” means the Base Amount, minus (A) the amount of Estimated Closing Indebtedness, minus (B) the amount, if any, by which the Reference Working Capital Amount exceeds the Estimated Working Capital Amount, plus (C) the amount, if any, by which the Estimated Working Capital Amount exceeds the Reference Working Capital Amount, minus (D) the Estimated Transaction Expenses.

(iv)“Cash” means all cash, cash equivalents, bank deposits, and checks received but not yet cleared held by the Company or any of its Subsidiaries, minus (A) the amount payable in respect of unpaid checks issued prior to the determination date and (B) any amounts that are not freely usable because they are subject to restrictions or limitations on use or distribution by Law, contract or otherwise.

(v)“Change in Control Payment” means any transaction, retention, change in control or similar bonuses, severance payments and other employee-related change of control payments payable by the Company or any of its Subsidiaries on or after the Closing Date as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement, including the sale bonus and other bonus amounts payable to Marc Reisch pursuant to the Reisch Employment Agreement and/or the Reisch Novation Agreement to the extent payable by the Company or any of its Subsidiaries (in each case, including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith, assuming that each such employee receiving any such payment receives compensation from the Company or the applicable Subsidiary equal to such employee’s annual base cash salary).  Notwithstanding anything herein to the contrary, a severance payment for an employee of the Company or any of its Subsidiaries (including the employer portion of any withholding, payroll, employment or similar Taxes associated therewith) that is triggered by the occurrence of (x) the transactions contemplated by this Agreement, followed by (y) a subsequent termination at or after the Closing Date of such employee’s employment with the Company or any of its Subsidiaries shall not be deemed a Change in Control Payment, unless such employee has the right to resign and collect severance as a result of the transactions contemplated by this Agreement without any additional act or omission by Purchaser or any of its Affiliates.

(vi)“Closing Indebtedness” means, with respect to the Company and its Subsidiaries, without duplication, (A) indebtedness for borrowed money, (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments, the payment for which the Company or any Subsidiary is responsible or liable, (C) all obligations of the Company and its Subsidiaries issued or assumed as the deferred purchase price of property or services, including all seller notes and contingent or earn-out payments (but excluding trade accounts payable, and other accrued current liabilities to the extent reflected in the calculation of Working Capital), (D) all conditional sale obligations of the Company and its Subsidiaries and all obligations of the Company and its Subsidiaries under any title retention agreement (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (E)  all obligations of the Company and its Subsidiaries under leases which are or are required to be capitalized in accordance with GAAP (“Capital Leases”), (F)  all obligations of the Company and its Subsidiaries for the reimbursement of any obligor on any letter of credit, surety bond, banker’s acceptance or similar credit transaction, (G) any unsatisfied severance or termination obligations of the Company or any of its Subsidiaries with respect to employees (or other service providers) whose employment (or other service) terminated prior to the Closing Date, the aggregate amount of any outstanding retention bonus payable to Marc Reisch pursuant to the Reisch Employment Agreement and/or the Reisch Novation Agreement to the extent payable by the Company or any of its Subsidiaries (without duplication of any such amount included in the definition of Change in Control Payment), any unvested long-term incentive plan awards, or any unfunded or under-funded liabilities pursuant to any defined benefit pension, post-termination or retiree health and welfare benefit or nonqualified deferred compensation plan or arrangement, in each case, including the aggregate amount of the employer portion of any withholding, payroll, employment, social security or similar associated therewith, computed as though all amounts were payable as of the Closing Date, (H) any obligations under any interest rate, foreign exchange, currency, commodity, credit or equity swap, cap, collar, floor, option, forward, cross right or other hedging agreement or derivative contract, net of any obligations to the Company or any of its Subsidiaries thereunder, (I) unpaid income Taxes (including, for the avoidance of doubt, any franchise Taxes in lieu of income Taxes) in respect of any Pre-Closing Tax Period or the pre-Closing portion of a Straddle Period (calculated in accordance with Section 7.01(b)) for which a Tax Return has not yet been filed, (J) any Taxes for any Pre-Closing Tax Period or the pre-Closing portion of a Straddle Period that were deferred pursuant to any COVID-19 Laws (and remain unpaid), (K) the outstanding amounts due, including accounts payable and accrued expenses, related to the purchase and installation of the new book bindery and support equipment in Hagerstown, MD, and the new sheeter for Terre Haute, IN, as set forth on Schedule 1.02(a)(vi); (L) all obligations of the type referred to in clauses (A) through (K) of the Company and its Subsidiaries, the payment for which any of the Company and its Subsidiaries is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations, or for which the Company or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss, and (M) all principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties, including breakage costs, unpaid fees or expenses and other monetary obligations in respect of the obligations of the type referred to in clauses (A) through (L). For the avoidance of doubt, “Closing Indebtedness” shall not include any amounts that are included as a current liability reflected in the calculation of Working Capital on the Closing Statement.

(vii)“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(viii)“COVID-19 Law” means the CARES Act, the Families First Coronavirus Response Act of 2020, the Paycheck Protection Program Flexibility Act of 2020 or any other Law (including administrative guidance) intended to address the consequences of COVID-19.

(ix)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

(x)“ERISA Affiliate” means any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included Seller or any of its Subsidiaries, or that is, or was at the relevant time, a member of the same “controlled group” as Seller or any of its Subsidiaries pursuant to Section 4001(a)(14) of ERISA.

(xi)“Governmental Authority” means any national, state or local government, any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any government, authority, agency, department, board, commission or instrumentality of the United States or a foreign jurisdiction, any State of the United States or any political subdivision of any thereof, and any court, tribunal or arbitrator.

(xii)“Order” means any judgment, writ, decree, injunction, order, award, compliance agreement or settlement or similar agreement of or with any Governmental Authority.

(xiii)“Owned Intellectual Property” means Intellectual Property owned by the Company or its Subsidiaries.

(xiv)“Reference Working Capital Amount” means $9,818,269.

(xv)“Registered Owned Intellectual Property” means Owned Intellectual Property issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

(xvi)“Transaction Expenses” means, without duplication, to the extent not paid prior to the Closing, the amount of (A) all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, accountants, financial advisors, brokers or other representatives and consultants; appraisal fees, costs and expenses; and travel lodging, entertainment and associated expenses) incurred by the Company or the Company’s Subsidiaries prior to Closing in connection with this Agreement or the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, (B) all fees payable by the Company or the Company’s Subsidiaries to Seller or any Affiliate of Seller (other than the Company or any of its Subsidiaries) in connection with this Agreement or the transactions contemplated hereby, or otherwise, and (C) any Change in Control Payments.

(xvii)“Working Capital” means, without duplication, the aggregate value (expressed as a positive or negative number) of (a) the current assets of the Company and its Subsidiaries minus (b) the current liabilities of the Company and its Subsidiaries, in each case, as of the Measurement Time and determined on a consolidated basis as of such time in accordance with the methodology and principles set forth on Exhibit A, including the adjustments set forth therein (collectively, the “Accounting Principles”), and consistent with the illustrative example set forth on Exhibit A.

(b)Closing Payment.  At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Purchaser shall pay or cause to be paid to Seller by wire transfer in immediately available funds an amount of cash equal to the Base Purchase Price.

(c)Purchase Price Adjustment.

(i)At least two (2) Business Days prior to the Closing Date, Seller shall, or shall cause the Company to, prepare and shall deliver to Purchaser a statement (the “Estimated Closing Statement”), which shall be prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) on a basis consistent with and in accordance with the Accounting Principles, setting forth (x) an estimated consolidated balance sheet of the Company as of 12:01 a.m. New York City time on the Closing Date (such time, the “Measurement Time”) and (y) Seller’s good faith calculation of (A) the Base Purchase Price, (B) the estimated amount of Working Capital as of the Measurement Time (the “Estimated Working Capital Amount”), (C) the estimated amount of Closing Indebtedness as of the Measurement Time (the “Estimated Closing Indebtedness”) and (D) the estimated amount of the Transaction Expenses (the “Estimated Transaction Expenses”), in each case, based on the Company’s books and records and other information available at the time, and the Base Purchase Price will be calculated based on such estimates. Following delivery of the Estimated Closing Statement, Purchaser shall be given reasonable access to the relevant books, records, information and personnel and representatives of each of Seller, the Company and its Subsidiaries (including the Company’s working papers and the working papers of the Company’s independent accountants, if any, relating to the preparation of the Estimated Closing Statement) as Purchaser or its representatives may request for the purposes of reviewing the Estimated Closing Statement, and Seller shall consider in good faith any comments or suggested modifications to the Estimated Closing Statement suggested by Purchaser and its representatives. Seller shall, and shall cause the Company, its Subsidiaries and each of their respective representatives to, cooperate in good faith to answer any questions and use commercially reasonable efforts to resolve any legitimate issues raised by Purchaser or its representatives in connection with their review of their review of the Estimated Closing Statement.

(ii)Within seventy-five (75) days after the Closing Date, Purchaser shall deliver to Seller a statement (the “Closing Statement”) that shall include and set forth a balance sheet of the Company as of the Measurement Time, which shall be prepared in accordance with GAAP on a basis consistent with and in accordance with the Accounting Principles, and on that basis set forth Purchaser’s good faith calculation of Working Capital, Closing Indebtedness and Transaction Expenses, in each case, as of the Measurement Time (such amounts, the “Closing Adjustment Amounts”).  During the forty-five (45) days immediately following Seller’s receipt of the Closing Statement (the “Purchase Price Adjustment Review Period”), Seller and its representatives shall be permitted to review the Company’s working papers and the working papers of the Company’s independent accountants, if any, relating to the preparation of the Closing Statement and the calculation of Working Capital and Closing Indebtedness therein, and shall, upon reasonable advance notice to Purchaser, have reasonable access to the relevant books, records, information, personnel and representatives of the Company  as Seller or its representatives may request for the purposes of reviewing the Closing Statement, and Purchaser shall, and shall cause the Company, its Subsidiaries and each of their respective representatives to, cooperate in good faith to answer any questions and use commercially reasonable efforts to resolve any legitimate issues raised by Seller or its representatives in connection with their review of their review of the Closing Statement; provided, however, that the independent accountants of the Company shall not be obligated to make any working papers available to Seller unless and until Seller has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants.  Seller shall notify Purchaser in writing (the “Notice of Purchase Price Adjustment Disagreement”) prior to the expiration of the Purchase Price Adjustment Review Period if Seller disagrees with the Closing Statement, or Working Capital, Closing Indebtedness or Transaction Expenses set forth therein.  The Notice of Purchase Price Adjustment Disagreement shall set forth in reasonable detail the basis for such disagreement, the disputed amounts involved (the “Disputed Amounts”) and Seller’s determination of the amount of Working Capital, Closing Indebtedness and Transaction Expenses, in each case, as of the Measurement Time, with reasonably detailed supporting documentation.  During the thirty (30) days immediately following the delivery of a Notice of Purchase Price Adjustment Disagreement, Seller and Purchaser shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Notice of Purchase Price Adjustment Disagreement; provided that, to the extent Seller does not object to certain items in the Closing Statement, such items shall be deemed accepted by Seller and shall become conclusive and binding on the parties hereto.  If no Notice of Purchase Price Adjustment Disagreement is received by Purchaser on or prior to the expiration date of the Purchase Price Adjustment Review Period, then the Closing Statement and Working Capital and Closing Indebtedness set forth in the Closing Statement shall be deemed to have been accepted by Seller and shall become final and binding upon Seller and Purchaser.  If Seller and Purchaser cannot agree on Working Capital, Closing Indebtedness and Transaction Expenses within such thirty (30)-day period, Working Capital, Closing Indebtedness and/or and Transaction Expenses, in each case, solely to the extent not agreed between Purchaser and Seller, shall be determined in accordance with the terms of this Section 1.02(c)(ii) by Grant Thornton LLP or, if such accounting firm determines it is not independent for purposes of acting as the Independent Accountant, another nationally recognized accounting firm mutually acceptable to both Seller and Purchaser (the “Independent Accountant”).  Seller and Purchaser shall furnish the Independent Accountant with a statement setting forth the items from the Notice of Purchase Price Adjustment Disagreement which are still in dispute (in either case, the “Independent Accountant Dispute Notice”).  In the event that Grant Thornton LLP refuses or is otherwise unable to act as the Independent Accountant, Seller and Purchaser shall cooperate in good faith to appoint an independent certified public accounting firm in the United States of national recognition mutually agreeable to Seller and

Purchaser, in which event “Independent Accountant” shall mean such firm.  As soon as practicable, but in no event later than thirty (30) days after the submission of such matters to the Independent Accountant, acting as an expert and not as an arbitrator, the Independent Accountant will make a final determination of the appropriate amount of each of the line items in the Closing Statement as to which there is disagreement as specified in the Independent Accountant Dispute Notice, which determination shall be conclusive and binding on Seller and Purchaser and shall not be subject to appeal or further review, absent manifest error or fraud.  With respect to each disputed line item, such determination, if not in accordance with the position of either Seller or Purchaser, shall not be in excess of the higher, or less than the lower, of the amounts advocated by Seller in the Notice of Purchase Price Adjustment Disagreement or Purchaser in the Closing Statement with respect to such disputed line item.  For the avoidance of doubt, the Independent Accountant shall not review any line items or make any determination with respect to any matter other than those matters in the Independent Accountant Dispute Notice that are in dispute.  The statement of Working Capital, Closing Indebtedness and Transaction Expenses as of the Measurement Time and the determination of Working Capital and Closing Indebtedness and the Transaction Expenses therefrom that are final and binding on Seller and Purchaser pursuant to the terms of this Section 1.02(c)(ii), as determined either through agreement of Seller and Purchaser (deemed or otherwise) or through the determination of the Independent Accountant pursuant to this Section 1.02(c)(ii) are referred to herein as the “Final Working Capital Amount”, “Final Closing Indebtedness” and “Final Transaction Expenses”, respectively.  During the review by the Independent Accountant, Seller and Purchaser shall, and Purchaser shall cause the Company to, make available to the Independent Accountant such individuals and such information, books, records and work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under this Section 1.02(c)(ii); provided, however, that the independent accountants of Seller, Purchaser or the Company shall not be obligated to make any working papers available to the Independent Accountant unless and until the Independent Accountant has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants.

(iii)With respect to any fees payable to the Independent Accountant pursuant to this Agreement, Seller shall pay a portion of the fees and expenses of the Independent Accountant equal to one hundred percent (100%) multiplied by a fraction, the numerator of which is the aggregate amount of Disputed Amounts submitted to the Independent Accountant that are resolved in favor of Purchaser (that being the difference between the Independent Accountant’s determination and Seller’s determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountant (that being the sum total by which Purchaser’s determination and Seller’s determination differ from the determination of the Independent Accountant).  Purchaser shall pay that portion of the fees and expenses of the Independent Accountants that Seller is not required to pay hereunder.

(iv)The Final Purchase Price shall be calculated by recalculating the Base Purchase Price using the Final Working Capital Amount in lieu of the Estimated Working Capital Amount, using the Final Closing Indebtedness in lieu of the Estimated Closing Indebtedness and using the Final Transaction Expenses in lieu of the Estimated Transaction Expenses and otherwise using the components of Base Purchase Price as set forth in the definition of Base Purchase Price.

(v)If the Final Purchase Price is less than the Base Purchase Price paid at the Closing (the absolute value of such difference, the “Deficiency Amount”) and the Deficiency Amount exceeds $50,000, Seller shall promptly (but in any event within five (5) Business Days after the Final Working Capital Amount, the Final Closing Indebtedness and the Final Transaction Expenses have been agreed upon (or deemed agreed upon) or determined by the Independent Accountant) pay by wire transfer of immediately available funds to Purchaser the amount of such Deficiency Amount.  If the Final Purchase Price is greater than the Base Purchase Price paid at the Closing (the absolute value of such difference, the “Excess Amount”) and the Excess Amount exceeds $50,000, Purchaser shall promptly (but in any event within five (5) Business Days after the Final Working Capital Amount, the Final Closing Indebtedness and the Final Transaction Expenses have been agreed upon (or deemed agreed upon) or determined by the Independent Accountant) pay by wire transfer of immediately available funds to Seller the amount of such Excess Amount.  Any payment due under this Section 1.02(c)(v) shall bear interest from the date such payment should have been paid pursuant to Section 1.02(c)(v) to the date of actual payment at a rate equal to the “prime rate” adjusted on a daily basis as published from time to time in The Wall Street Journal.  This Section 1.02(c)(v) shall survive the Closing until any payment due and accruing under this Section 1.02(c)(v) has been received by the respective party to whom such payment is to be made.

(vi)Seller and Purchaser agree that, absent manifest error or fraud, the procedures set forth in this Section 1.02 for resolving disputes with respect to the Closing Statement and the calculation of any Closing Adjustment Amounts shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit any party from instituting litigation to enforce any decision pursuant to the terms hereof by the Independent Accountant in any court of competent jurisdiction.  It is the intent of the parties to have any determination by the Independent Accountant proceed in an expeditious manner and the parties agree to advise and instruct the Independent Accountant to abide by the deadlines and time period set forth herein; provided, however, that any deadline or time period contained herein may be extended or modified by agreement of the parties and the parties agree that the failure of the Independent Accountant to strictly conform to any deadline or time period contained herein shall not in and of itself be a basis for seeking to overturn any determination rendered by the Independent Accountant.

(d)Withholding.  Purchaser shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under applicable Law.  If Purchaser intends to deduct or withhold any such amounts from any consideration payable or otherwise deliverable pursuant to this Agreement pursuant to the immediately preceding sentence, Purchaser shall (i) provide Seller reasonable advance written notice of its intent to withhold such amounts and the basis for such withholding, (ii) provide a reasonable opportunity for Seller to provide forms or other evidence that would mitigate, reduce or eliminate such deduction or withholding and (iii) use commercially reasonable efforts to cooperate with Seller and the advisors thereof, as applicable, to mitigate, reduce or eliminate such deduction or withholding.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

Article II.Closing.

2.01Date of Closing

.  Subject to the provisions of Article VI, the closing of the transactions contemplated hereby (the “Closing”) shall be held remotely via the exchange of electronic documents at 10:00 a.m. New York City time on the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature will not be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time and place as is agreed upon between Seller and Purchaser in writing.  For purposes of this Agreement, the date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

2.02Deliveries

.  At the Closing:  (a) the parties shall execute and deliver to each other the documents referred to in Sections 6.02 and 6.03 hereof; and (b) Purchaser shall pay the Base Purchase Price pursuant to Article I, in accordance with wire transfer instructions provided by Seller not less than two (2) days prior to the Closing Date.

Article III.Representations and Warranties of Seller.

Seller represents and warrants to Purchaser, except as expressly set forth on the disclosure schedules delivered by Seller to Purchaser on or prior to the date hereof (the “Schedules”), each section or subsection of which qualifies the correspondingly numbered representation or warranty if specified therein and any other such representation or warranty where its applicability to, relevance as an exception to, or disclosure for purposes of, such other representation or warranty is reasonably apparent on the face of such disclosure without reference to any documents referenced therein, as follows:

3.01Organization

.  Each of Seller, the Company and the Company’s Subsidiaries is a corporation or other form of entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing or its equivalent) under the Laws of the jurisdiction of its incorporation or organization with all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, except in the case where the failure to be in good standing or to have any such power and authority would not reasonably be expected to have any Material Adverse Effect. Each of the Company and its Subsidiaries is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing or its equivalent) in every jurisdiction in which its ownership of property or the conduct of business as is conducted requires it to qualify, except where the failure to be so qualified would not constitute a Material Adverse Effect. True, correct and complete copies of the organizational documents of each of the Company and its Subsidiaries have been provided to Purchaser.

3.02Capitalization of the Company

.  The authorized capital stock of the Company consists of 20,000 shares of Class A Common Stock, par value $0.01 per share, of which 100 shares are issued and outstanding, and 200,000 shares of Class B Common Stock, par value $0.01 per share, of which no shares are issued or outstanding. The issued and outstanding shares of the Company (i) have been duly authorized and validly issued and are fully paid and non-assessable and (ii) were issued in compliance with  all applicable U.S. federal and state securities Laws.  Seller is, as of the date of this Agreement, and shall be on the Closing Date, the record and beneficial owner of all Company Shares, free and clear of all Liens.  Seller has the power, authority and legal capacity to sell, assign, transfer, convey and deliver the Company Shares as provided in this Agreement, and such sale, assignment, transfer, conveyance and delivery by Seller at the Closing will transfer to Purchaser good and marketable title to the Company Shares, free and clear of any Liens (other than Liens that will be released at the Closing in accordance with this Agreement, restrictions on transferability generally imposed on securities under U.S. federal, state or foreign securities Laws and Liens created by Purchaser). Seller is not party to any contract or other arrangement (whether written or oral) with respect to the Company Shares other than this Agreement, and there are  no other securities outstanding that are convertible into, exchangeable for, or carrying the right to acquire equity securities (or securities convertible into or exchangeable for equity securities) of the Company, or bonds, debentures, convertible notes, subscriptions, warrants, options, “appreciation rights”, performance units, contingent value rights, “phantom” stock rights, calls, convertible securities, registration or other rights or other arrangements or commitments obligating the Company to issue, transfer or dispose of any of its equity securities or any ownership interest therein and there are no pre‑emptive rights in respect of the equity securities of the Company.  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire, or to register under the Securities Act, any equity securities of the Company. No dividends or similar distributions have accrued or been declared but are unpaid on any securities of the Company, and the Company is not subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment to any current or former holder of any securities of the Company.

3.03Subsidiaries

.

(a)Schedule 3.03 sets forth a list of each of the Company’s Subsidiaries.  For the purpose of this Agreement, “Subsidiary” means, in respect of any entity, any corporation, partnership, trust, limited liability company or other legal entity, whether incorporated or unincorporated, in which such entity owns, directly or indirectly, greater than fifty percent (50%) of the capital stock or other equity interests.  Except for the Subsidiaries listed on Schedule 3.03, the Company does not own, directly or indirectly, (i) any capital stock or any other equity interest in any corporation, partnership, trust, limited liability company or other legal entity, whether incorporated or unincorporated or (ii) any rights to acquire, any material capital stock or any other material securities, interests or investments in any other person other than investments that constitute Cash.

(b)The name, jurisdiction of incorporation, and authorized capital stock and issued and outstanding shares of each of the Company’s Subsidiaries is as set forth on Schedule 3.03.  Except as set forth on Schedule 3.03, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or equity interests of each of its Subsidiaries (collectively, the “Subsidiary Shares”). The Subsidiary Shares (i) are duly authorized, validly issued, fully paid and non‑assessable and (ii) were issued in compliance with all applicable U.S. federal and state securities Laws.  Other than the Subsidiary Shares, there are no outstanding securities that are convertible into, exchangeable for, or carrying the right to acquire equity securities (or securities convertible into or exchangeable for equity securities) of any of its Subsidiaries, or bonds, debentures, convertible notes, subscriptions, warrants, options, appreciation rights, performance units, contingent value rights, “phantom” stock rights, calls, convertible securities, registration or other rights or other arrangements or commitments obligating any of the Subsidiaries of the Company to issue, transfer or dispose of any of its equity securities or any ownership interest therein.

(c)The Company has good and valid title to the Subsidiary Shares free and clear of any Liens (other than Liens that will be released at the Closing in accordance with this Agreement, restrictions on transferability generally imposed on securities under U.S. federal, state or foreign securities Laws and Liens created by Purchaser).

3.04Authorization

.  Subject to receipt of the Required Seller Vote, Seller has all necessary corporate power and authority to execute, deliver and perform this Agreement and each other agreement, document or certificate contemplated by this Agreement and to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”).  The execution, delivery and performance of this Agreement and each Seller Document has, and the consummation by Seller of the transactions contemplated hereby and thereby have, been duly and validly authorized by all requisite corporate action, other than the Required Seller Vote, on the part of Seller, and no other corporate action on the part of Seller is necessary to authorize the execution, delivery or performance of this Agreement, the Seller Documents or the transactions contemplated hereby and thereby.  This Agreement has been, and each of the Seller Documents has been or will be, as the case may be, duly executed and delivered by Seller and, assuming this Agreement or such other Seller Documents constitute or will constitute a legal, valid and binding obligation of Purchaser, constitutes or will constitute a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).  For purposes of this Agreement, “Required Seller Vote” means the vote of the holders of a majority of the outstanding stock of Seller entitled to vote at the Seller Stockholder Meeting in favor of the Transaction.

3.05No Conflicts

.

(a)Except as set forth on Schedule 3.05, and assuming the receipt of all consents, approvals, authorizations and exemptions and the making of all filings set forth in Section 3.06 and Schedule 3.06, if any, neither the execution, delivery or, subject to the receipt of the Required Seller Vote, performance of this Agreement or the Seller Documents by Seller or the Company, nor the consummation by Seller or the Company of the transactions contemplated hereby or thereby, nor compliance by Seller or the Company with the terms and provisions hereof or thereof, will: (i) conflict with any of the organizational documents of Seller, the Company or any of the Company’s Subsidiaries; (ii) result in the breach or termination of, or constitute a default (or with notice or lapse of time or both, constitute a default) under or result (with or without notice or lapse of time, or both) in the termination or suspension of, or accelerate the performance required by the terms, conditions or provisions of, any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument, in each case, whether written or oral, to which the Company or any of the Company’s Subsidiaries is a party or by which any of the foregoing is bound or to which any of their respective properties or assets are subject; (iii) constitute a violation by Seller, the Company or any of the Company’s Subsidiaries of any statute, law, rule, regulation, ordinance or Order (collectively, “Laws”) applicable to any of the foregoing; or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries; except in the case of clauses (ii) and (iv), for such conflicts, violations, defaults, breaches, terminations, suspensions or acceleration of performance and Liens which would not, individually or in the aggregate, reasonably be expected to (x) be material to the Company and its Subsidiaries, taken as a whole or (y) prevent, delay or impair the ability of Seller to perform its obligations under this Agreement in all material respects.

(b)The Seller Board has, at a meeting duly called and held, unanimously (i) resolved that the entry into this Agreement, the consummation of the Transaction and the other transactions contemplated by this Agreement are advisable, fair, expedient and in the best interests of Seller, (ii) approved and adopted this Agreement and the consummation by Seller and its Subsidiaries of the Transaction, and the other transactions contemplated by this Agreement, on the terms and subject to the conditions set forth in this Agreement, subject to the Required Seller Vote, (iii) recommended that the Transaction be approved by Seller’s stockholders at the Seller Stockholder Meeting and (iv) directed that the Transaction be submitted to Seller’s stockholders for approval.

3.06No Consents

.  Except as set forth on Schedule 3.06, and assuming the accuracy of Purchaser’s representations in Article IV, no  consent, approval or authorization of, or filing with, or exemption by, any Governmental Authority is required in connection with the execution, delivery or performance by Seller of this Agreement or the Seller Documents, excluding (i) compliance with the applicable requirements of the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) any other consent, approval, authorization, exemption or filing, if any, which Purchaser is required to obtain or make or which may be required to be obtained or made by Seller as a result of the regulatory status of Purchaser or (iii) any consent, declaration, permit, registration, approval, authorization, exemption or filing which, if not obtained or made, would not reasonably be expected to (x) be material to the Company and its Subsidiaries, taken as a whole, or (y) prevent, delay or impair the ability of Seller to perform its obligations under this Agreement in all material respects.

3.07Compliance with Laws

.

(a)The Company and its Subsidiaries hold all permits, licenses, authorizations, memberships, consents, certificates, registrations, qualifications, variances, exemptions, orders, franchises, approvals or other rights and privileges of any Governmental Authority necessary to conduct each of their respective businesses as presently conducted (collectively, the “Permits”), except where the failure to so hold has not had, and would not reasonably be expected to have, a Material Adverse Effect. The Company and each of its Subsidiaries are, and have been since January 1, 2017, in compliance in all material respects with applicable Laws and the terms of the Permits.

(b)“Material Adverse Effect” means any change, circumstance, condition, event, fact, development, effect or occurrence that individually or in the aggregate with all other changes, circumstances, conditions, events, facts, developments, effects or occurrences (A) has had, or would reasonably be expected to have, a material adverse effect on the assets (including intangible assets), liabilities (including contingent liabilities), business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, other than any material adverse effect resulting from (i) changes in general economic, financial market or geopolitical conditions, (ii) general changes or developments in any of the industries in which the Company or its Subsidiaries operate, (iii) the announcement of this Agreement and the transactions contemplated hereby and/or the identity of Purchaser, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries, in each case, solely to the extent directly attributable to the announcement of this Agreement and/or the identity of Purchaser, (iv) changes after the date hereof in any applicable Laws or applicable accounting regulations or principles or authoritative interpretations thereof, (v) global, national, or regional political conditions, including any outbreak or escalation of hostilities or war (whether or not declared), sabotage, military actions or any act of terrorism or any earthquakes, floods, natural disasters or other acts of nature, (vi) any change in the cost or availability or other terms of any financing necessary for Purchaser to consummate the transactions contemplated hereby, (vii) widespread health conditions, including any epidemic, pandemic or disease outbreak (including outbreaks relating to COVID-19), including, in each case, any worsening thereof, or (viii) any failure by the Company or its Subsidiaries to meet internal or published projections, budgets, plans or forecasts of revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), unless, in the cases of clauses (i), (ii), (iv), (v) or (vii) above, such changes would reasonably be expected to have a materially disproportionate adverse impact on the assets (including intangible assets), liabilities (including contingent liabilities), business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, relative to other affected participants in the industries in which the Company and its Subsidiaries conduct business; or (B) would reasonably be expected to prevent or materially impair or delay Seller or the Company from consummating the Transaction or the other transactions contemplated by this Agreement.

(c)Neither the Company or its Subsidiaries, nor any of their directors, officers, employees, agents or other representatives (in each case, when acting on behalf of the Company or its Subsidiaries), has: (i) violated, been charged with or convicted of violating, or received any notice, request, or citation, or been made aware of any allegation, investigation (formal or informal), inquiry, action, charge, or proceeding with regard to a potential violation of, the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the UK Bribery Act 2010, as amended, any other applicable U.S. or non-U.S. laws relating to fraud, conflicts of interest, bribery, gratuities, or corruption (including mail or wire fraud, honest services fraud, or commercial bribery), or any rules or regulations promulgated thereunder (collectively, the “Anti-Corruption Laws”); (ii) directly or indirectly, offered, paid, promised, or authorized, any money, gift, or other thing of value, regardless of form, (A) corruptly, to any foreign official (as such term is defined in the FCPA), or to any person while knowing or having reason to know that such person had or would offer, pay, promise, or authorize, any money, gift, or other thing of value to any foreign official (as such term is defined in the FCPA), or (B) to any customer or employee or agent of any business counterparty to induce or reward the improper performance of the recipient’s function or the breach of a duty owed by the recipient to his or her employer or principal; or (iii) engaged in any scheme to defraud, including a scheme to deprive another of money, property, or honest services.  The Company has in place internal controls sufficient to provide reasonable assurances that it and its Subsidiaries are in compliance with all applicable Anti-Corruption Laws.

(d)Seller, the Company, its Subsidiaries, and, to the Knowledge of Seller, all managers, officers or employees of the Company or its Subsidiaries, are not a person that is (i) currently the subject or target of any sanctions, (ii) included on OFAC’s List of Specially Designated Nationals and Blocked Persons or any similar Sanctions-related list enforced by any Governmental Authority, (iii) located, organized or resident in a Designated Jurisdiction or (iv) owned or controlled by any person specified in sub clauses (ii) or (iii) above.

(e)Seller, the Company and its Subsidiaries (i) have not been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other Law governing such activities (collectively, “Anti-Money Laundering Laws”), or any Sanctions, (ii) to the Knowledge of Seller, are not under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or Sanctions, (iii) have not been assessed civil penalties under any Anti-Money Laundering Laws or any Sanctions, (iv) have not had any of their funds seized or forfeited in a legal Action under any Anti-Money Laundering Laws, and (v) have not filed any voluntary disclosures with any Governmental Authority regarding possible violations of Sanctions. Seller, the Company and its Subsidiaries do not have (A) any investment in or engage in any dealing or transaction with any person in violation of any applicable Sanctions or (B) engage in any activity that could cause the Company or its Subsidiaries to become subject to Sanctions.

(f)The Company and each of its Subsidiaries are in compliance in all material respects with all applicable Export/Import Laws. Neither the Company nor any of its Subsidiaries (i) has been found in violation of, charged with, or convicted of, any Export/Import Laws, (ii) is under investigation by any Governmental Authority for possible violation of any Export/Import Law, (iii) has been assessed civil penalties under any Export/Import Laws, or (iv) filed any voluntary disclosures with any Governmental Authority regarding possible violations of any Export/Import Laws.

(g)“Designated Jurisdiction” means any country or territory that is subject of compressive sanctions, administered by any Governmental Authority.

(h)“Export/Import Laws” means any laws, regulations, orders, and authorizations issued by a Governmental Authority applicable to the export or import of goods, technology or software, including without limitation the U.S. Export Administration Regulations (EAR) (15 CFR 768-799); the U.S. Arms Export Control Act (22 USC 2751- 2779), the International Traffic in Arms Regulations (ITAR) (22 CFR 120-130); the Regulations of the Bureau of Alcohol, Tobacco, and Firearms (ATF) (27 CFR 447-555); the Homeland Security Act of 2002 and the U.S. Customs Regulations (19 CFR 1-199).

(i)“Sanction(s)” means any sanction administered or enforced by the United States Government, including without limitation the Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury (HMT) or other relevant Governmental Authority.

3.08Litigation

.  Schedule 3.08 sets forth all actions, suits, investigations, claims, demands or proceedings (collectively, “Actions”) pending or, to the Knowledge of Seller, threatened, which involve the Company or any of its Subsidiaries, any of their assets or properties or any of their directors, officers or employees (in their capacities as such with respect to the Company), before any court or before any Governmental Authority. There are no material outstanding Orders by which the Company or its Subsidiaries or any of their respective assets are bound or subject.

3.09Consolidated Financial Statements

.

(a)Attached hereto as Schedule 3.09(a)(i) are the unaudited consolidated balance sheets and statements of income of the Company as of September 30, 2019 and September 30, 2020, and the related consolidated statements of operations and consolidated statements of income and cash flows of the Company for the fiscal years then ended (the “Historical Financial Statements”).  In addition, attached hereto as Schedule 3.09(a)(ii) are the unaudited consolidated Company balance sheet as of September 30, 2021 (the “Balance Sheet Date”), and the related consolidated statements of operations and consolidated statements of income and cash flows of the Company for the fiscal year then ended (the “Most Recent Financial Statements”). The Historical Financial Statements and Most Recent Financial Statements are hereinafter collectively referred to as the “Company Financial Statements.”

(b)In each case, the Company Financial Statements (i) have been based upon the information contained in the Company’s and its Subsidiaries’ books and records, (ii) have been prepared in accordance with GAAP, except for the absence of full footnote disclosures and schedules, and (iii) are true, complete and accurate in all material respects and present fairly in all material respects, as of their respective dates and for the periods set forth therein, the consolidated financial position, results of operations or cash flows, as the case may be, of the Company and its Subsidiaries. The Company Financial Statements are consistent in all material aspects with the books and records of the Company and its Subsidiaries.

(c)The minute books and stock record books of the Company, have been fully kept in true, proper and complete order in all material respects in accordance with applicable legal and accounting requirements.  At the Closing, all of such books and records will be in the possession of the Company.

(d)Seller and the Company have established and maintained systems of internal controls over financial reporting with respect to their businesses that are designed and are sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, which include policies and procedures to ensure that  (i) transactions are recorded as necessary to permit the preparation of consolidated financial statements in accordance with GAAP and to maintain accountability of assets and (ii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) utilized by Seller and the Company are reasonably designed to ensure that material information required to be disclosed by Seller and the Company in the reports that Seller files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure. To Knowledge of Seller, there is not (A) any significant deficiency or material weakness in the internal accounting controls utilized by any of the Company or its Subsidiaries, (B) any fraud that involves management or any other current or former employee, consultant, contractor or manager of the Company or its Subsidiaries who has a role in the preparation of financial statements or the internal accounting controls utilized thereby, or (C) any claim or allegation regarding any of the foregoing.

(e)

All accounts receivable of the Company and its Subsidiaries that are reflected on the Company Financial Statements represent, and the accounts receivable of the Company and its Subsidiaries on the Closing Date will represent, valid obligations arising from sales actually made or services actually performed in the ordinary course of their business. The accounts receivable, including reserves with respect thereto, set forth in the Company Financial Statements, have been calculated in accordance with GAAP and were determined on a basis consistent with the Company’s historical methods and past practices in establishing such reserves. There are no material disputes with respect to any of the accounts receivable reflected on the Company Financial Statements that have not been reserved for on the Company Financial Statements.

3.10Undisclosed Liabilities

.  Except for the liabilities (a) specifically set forth on, reflected in or reserved against on the Most Recent Financial Statements in accordance with GAAP, (b) set forth on Schedule 3.10, or (c)  incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, neither the Company nor any of its Subsidiaries is subject to any direct or indirect indebtedness, obligation, liability, claim, suit, judgment, demand, loss, damages, deficiency, cost, expense, fee, fine, penalty or responsibility of any nature, whether known or unknown, asserted or non-asserted, liquidated or unliquidated, absolute, accrued, contingent, determined, determinable, or otherwise and whether due or to become due, other than liabilities that, individually or in the aggregate, would not reasonably be expected to exceed $100,000.00.

3.11Intellectual Property

.

(a)“Intellectual Property” means all rights in any of the following in all jurisdictions throughout the world: (i) trademarks and service marks, trade dress, Internet domain name registrations and social media accounts, trade names and other indicia of origin, including all applications and registrations and the goodwill associated with any of the foregoing (“Trademarks”); (ii) copyrights, rights in designs, rights in software, mask works, rights in published and unpublished works of authorship, and all moral rights related thereto, including all applications and registrations related to the foregoing; (iii) trade secrets, rights in know-how, concepts, formulas, and other confidential information, including models, methodologies, research, studies, algorithms, ideas, blueprints, technologies, proprietary data, specifications, rules, procedures, processes, customer and supplier lists, and databases; (iv) inventions, technology, discoveries, innovations, improvements, patents and patent applications (including revisions, supplementary protection, continuations, divisional, continuations-in-part, renewal applications, and including renewals, extensions re-examinations and re-issues); (v) all other intellectual property of any kind or nature; and (vi) all registrations and applications and renewals for any of the foregoing.

(b)Schedule 3.11(b) sets forth a complete and correct list as of the date hereof of all Registered Owned Intellectual Property.  All Registered Owned Intellectual Property is valid, subsisting, enforceable and has not been abandoned.  The Registered Owned Intellectual Property is solely and exclusively owned by the Company free and clear of all Liens except for Permitted Exceptions.

(c)(i) The operations of the Company and its Subsidiaries, and the products and services offered by the Company and its Subsidiaries, do not infringe, misappropriate or otherwise violate, and have not, since January 1, 2017, infringed, misappropriated, or otherwise violated, in any material respect the Intellectual Property of any third party; and (ii) neither the Company nor any of its Subsidiaries is a party to any pending Action, and to the Knowledge of Seller, no Action is currently threatened in writing against any of them, regarding the matters described in the preceding clause (i) or that challenges the validity, enforceability or ownership of any Owned Intellectual Property (provided that any Action that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to the Company or its Subsidiaries shall be deemed to be “threatened” rather than “pending”).

(d)Schedule 3.11(d) sets forth a complete and correct list, as of the date hereof, of all agreements to which the Company is a party, pursuant to which (i) the Company permits any person to use any of the Owned Intellectual Property (other than non-exclusive licenses to customers and service providers granted in the ordinary course of business) or (ii) any person permits the Company to use any Intellectual Property not owned by the Company (other than off-the-shelf, shrink-wrap, click-wrap, or other nonexclusive object code licenses on standard non-negotiable terms and conditions for generally commercially available software and Open Source Code agreements), in each case of (i) and (ii), excluding (x) works for hire, confidentiality agreements and invention assignment agreements with employees and contractors and (y) non-exclusive licenses to Intellectual Property for which the primary purpose of the underlying agreement is not the provision of such Intellectual Property (each, an “IP License”).

(e)Schedule 3.11(e) sets forth all material computer software programs owned by the Company (“Proprietary Software”). The Company exclusively owns all right, title and interest in the Proprietary Software free and clear of all Liens except Permitted Exceptions.  The Proprietary Software complies in all material respects with any outstanding and applicable warranty or contractual commitment of the Company relating to the use, functionality, or performance of such Proprietary Software, and there are no pending or, to the Knowledge of Seller, threatened Actions alleging any such failure. The Proprietary Software does not contain any computer code or any other mechanisms that are designed or intended in any material respect to (i) disrupt, disable, erase, or harm in any way such Proprietary Software’s operation, or cause the Proprietary Software to damage or corrupt any data, hardware, storage media, programs, equipment, or communications or (ii) permit any person to access any Proprietary Software without authorization.

(f)The Company has taken commercially reasonable measures designed to protect the confidentiality of the trade secrets and other confidential information it owns.  To the

Knowledge of Seller, no such trade secret or confidential know-how that is owned by the Company has been disclosed by the Company or for which the Company owes a duty of confidentiality to any third party has been disclosed by the Company in violation of such duty, in each case, other than pursuant to a non-disclosure agreement or similar instrument.

(g)Each current and former employee, officer, director, consultant, contractor or subcontractor of the Company who has been involved in creating or developing any material Intellectual Property for the Company has either entered into a written assignment agreement with the Company containing an irrevocable assignment of such Intellectual Property to the Company (including, to the extent applicable, a waiver of all rights that are not assignable) or has transferred all rights to such Intellectual Property to the Company by operation of law. No current or former employee, officer, director, consultant, contractor or subcontractor of the Company has been provided, granted or authorized to retain by the Company any material right, title, or interest in or to any Intellectual Property created by such person for the Company.  To the Knowledge of Seller, no current or former employee, officer, director, consultant, contractor, or subcontractor of the Company has misappropriated any trade secrets or made unauthorized use of other confidential information of any third party in the course of the performance of his or her duties for the Company.

(h)The Company has not distributed any Open Source Code in connection with any material Proprietary Software in a manner that would, pursuant to the terms of the relevant Open Source Code agreement: (i) require the Company to distribute or disclose any Proprietary Software (including any related Owned Intellectual Property) in source code form; (ii) require the Company to distribute or make available any Proprietary Software (including any related Owned Intellectual Property) without charge or at a reduced charge; (iii) require that users have the right to decompile, disassemble or otherwise reverse engineer any material Proprietary Software; except, in each of the foregoing cases, other than with respect to the Open Source Code itself; or (iv) otherwise impose any material limitation, restriction, waiver of rights or condition on the right or ability of the Company to use or distribute any Owned Intellectual Property as presently conducted.  “Open Source Code” means (a) any software or program that is licensed or distributed pursuant to any open source, community source, freeware, shareware or public license or distribution model, or (b) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (x) be disclosed or distributed in source code form, (y) be licensed for the purpose of making derivative works or (z) be redistributed at no or minimal charge, including without limitation any software or program licensed or distributed under any of the following licenses or distribution models: GNU General Public License (GPL) or Lesser/Library GPL (LGPL), BSD License, Apache License, Artistic License (for example, PERL), the Sun Community Source License (SCSL), the Sun Industry Source License (SISL) and other licenses listed at www.opensource.org.

(i)The Proprietary Software, hardware, firmware, networks, data, databases, interfaces and related computer systems used by the Company (collectively, “Computer Systems”) are sufficient in all material respects for the Company’s current needs in the operation of the business of the Company as presently conducted, except for additional internal development in the ordinary course of business and/or the acquiring of generally available off-the-shelf products, and in the past twenty-four (24) months, there have been no failures, crashes, security breaches, or other adverse events affecting the Computer Systems which has caused material disruption to the business of the Company. The Company provides for commercially reasonable back-up and recovery of material data and information in the operation of the Company’s business, including the source code for the Proprietary Software, and has implemented and maintains commercially reasonable disaster recovery plans, procedures and facilities.  The Company takes commercially reasonable steps to protect the integrity and security of the Computer Systems and the information stored therein, processed thereon or transmitted therefrom from misuse or unauthorized use, access, disclosure or modification by third parties, and, since January 1, 2017, to the Knowledge of Seller, there has been no such material misuse or unauthorized use, access, disclosure or modification.

(j)Except as set forth on Schedule 3.05, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, and the compliance by the Seller or the Company with the provisions of this Agreement do not and will not, solely with respect to the Company or any of its Subsidiaries, conflict with or impair, any of the rights of the Company in or to any Owned Intellectual Property or IP License, except for any such conflicts or impairments which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.12Privacy and Data Security

.

(a)In connection with the collection, storage, use and/or transfer (including, without limitation, any transfer across national borders) of any information that identifies, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular natural individual, or which constitutes “personal information,” “personal data” or “personally identifiable information” as defined in applicable laws (“Personal Data”) by the Company and its Subsidiaries, the Company and its Subsidiaries are  in compliance in all material respects with (i) all applicable laws pertaining to data protection, data privacy, data security, cybersecurity, cross-border data transfer, and general consumer protection laws as applied in the context of data privacy, data breach notification, electronic communication, telephone and text message communications, marketing by email or other channels (“Data Protection Laws”), (ii) all published, publicly posted and internal policies, procedures and notices relating to the Company’s collection, use, storage, disclosure, or cross-border transfer of Personal Data (“Privacy Policies”) and (iii) any contracts to which the Company is a party relating to the collection, access, use, storage, disclosure, transmission, or cross-border transfer of Personal Data (together with Data Protection Laws and Privacy Policies, “Data Protection Requirements”).

(b)The Company and its Subsidiaries maintain physical, technical, and administrative security measures and policies, compliant in all material respects with applicable Data Protection Requirements, designed to protect the confidentiality, integrity, security, and availability of the Company’s and its Subsidiaries’ software, systems, and websites, and any Personal Data in the Company’s and Subsidiaries’ possession or control.

(c)Since January 1, 2017, the Company and its Subsidiaries have not notified, or failed to notify, any individuals, other affected parties, law enforcement, or any Governmental Authority of any failures, crashes, security breaches or incidents, unauthorized access, use, modification, or disclosure, or other adverse events or incidents, in each case, related to Personal

Data or data systems that would have required notification of any such occurrence pursuant to applicable Data Protection Requirements.

(d)Since January 1, 2017, the Company and its Subsidiaries have not received any written subpoenas, demands, or other notices from any Governmental Authority investigating, inquiring into, or otherwise relating to any actual or potential violation of any Data Protection Law and, to the Knowledge of Seller, as of the date hereof, the Company and its Subsidiaries are not under investigation by any Governmental Authority for any actual or potential violation of any Data Protection Law. As of the date hereof, no current written notice, complaint, claim, inquiry, audit, enforcement action, proceeding, or litigation of any kind has been served on, or, to the Knowledge of Seller, initiated against, Company, its Subsidiaries, or any of its officers, directors, or employees (in their capacity as such) by any private party or Governmental Authority, foreign or domestic, under any Data Protection Requirement.

3.13Contracts and Commitments

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(a)Schedule 3.13(a) sets forth a complete and accurate list of all Material Contracts (as hereinafter defined) as of the date hereof.  For purposes of this Agreement, “Material Contracts” means (i) all agreements (whether written or verbal) (other than purchase orders that do not materially amend the terms of such agreements on an ongoing basis) with the (1) largest sixteen (16) customers of the Company and its Subsidiaries, taken as a whole (by dollar volume of sales), during the years ended December 31, 2020 and December 31, 2021 (the “Major Customers”) and (2) the largest ten (10) suppliers of the Company and its Subsidiaries, taken as a whole (by dollar volume of purchases), during the years ended December 31, 2020 and December 31, 2021 (the “Major Suppliers”); (ii) all joint venture agreements, partnership agreements, strategic alliance or similar contract or any agreement involving a sharing of profits, revenues, losses, costs or liabilities with any person; (iii) any agreements granting to any person a right of first refusal, or similar right or option to purchase or acquire any assets or business of the Company or any of its Subsidiaries;  (iv) any agreements entered into by the Company or any of its Subsidiaries within three (3) years prior to the date hereof for the acquisition or disposition (whether by merger, sale of stock, sale of assets or otherwise) of any person, business or material assets that contain continuing payment obligations of the Company or any of its Subsidiaries; (v) any agreements executed with Affiliates, (vi) agreements executed with any Governmental Authority, (vii) collective bargaining agreements or agreements with any labor organization, union or association; (viii) bonus, pension, profit-sharing, retirement or other form of deferred compensation plan; (ix) any contract for the employment of any officer, individual employee or other person on a full-time or consulting basis providing (a) for base compensation in excess of $150,000, (b) a payment, benefit or accelerated vesting plan upon the execution of this Agreement or the transactions contemplated by this Agreement, or (c) for payment upon the severance of any officer, individual employee, or other person on a full-time, part-time, consulting or other basis; (x) agreements which provide for, or relate to, the incurrence by the Company or any of its Subsidiaries of indebtedness for borrowed money, and Capital Leases of the Company or any of its Subsidiaries with respect to an aggregate amount greater than $250,000, (xi) all mortgages, pledges and guarantees of indebtedness of persons other than the Company or its Subsidiaries, (xii) all agreements that limit, or would reasonably be expected to limit, the ability of the Company or any of its Subsidiaries to engage in any line of business or in any business in a geographic area, or to solicit, or solicit the business of, any person and/or to hire any person; (xiii) agreements that grant any person exclusivity rights or contain a “most favored nations” provision; (xiv) any contract that relates to the retention by the Company of any broker or other sales agent, distributor or representative or advertising or marketing entity or through which the Company or any of its Subsidiaries is appointed or authorized as a sales agent, distributor or representative, in each case, involving payments to any such person in excess to $50,000; and (xv) any IP Licenses.

(b)From the Balance Sheet Date through the date hereof, none of the Major Customers or the Major Suppliers  has given written notice or otherwise indicated in writing to the Company or its Subsidiaries that:  (i) it will or intends to terminate or not renew its contract with the Company or with any of its Subsidiaries  before such contract’s scheduled expiration date; (ii) it will otherwise terminate its relationship with the Company or with any of its Subsidiaries ; or (iii) it will or intends to materially reduce its purchases from or sales or provisions of services to the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries is, or since the Balance Sheet Date has been, engaged in any material dispute or controversy with any Major Supplier or Major Customer with respect to the supply or the delivery of products or services to or by the Company or any such Subsidiary, as the case may be. No Major Supplier or Major Customer is bankrupt or insolvent, or has threatened to enter bankruptcy, suffer the appointment of an administrator or receiver, or commence any similar process providing protection from creditors under the laws of its respective jurisdiction.

(c)None of the Company, any of its Subsidiaries or, to the Knowledge of Seller, any other party to the Material Contracts is in material default under any of the Material Contracts, nor, to the Knowledge of Seller, is there any basis for any claim of material default thereunder (whether with the lapse of time or the giving of notice or both).  All Material Contracts are in full force and effect and are legal, valid, binding and enforceable against the Company or its Subsidiaries that is, or are, a party thereto except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law) and, to the Knowledge of Seller, no other party is in material default under a Material Contract.

(d)Seller has heretofore delivered or made available to Purchaser true, complete and correct copies of all of the Material Contracts, together with all the amendments, modifications or supplements thereto.

3.14Employee Benefits

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(a)Schedule 3.14(a)(i) sets forth a true, complete and correct list of each Plan sponsored, maintained, contributed to, or required to be contributed to by Seller or any of its Affiliates or ERISA Affiliates (other than the Company or its Subsidiaries), each of which Plans shall be retained by Seller or any of its Affiliates or ERISA Affiliates following the Closing (each, a “Seller Plan”), and Schedule 3.14(a)(ii) sets forth a true, complete and correct list of the Plans that are sponsored, maintained, contributed to, or required to be contributed to by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has contractual obligations (each such Plan, a “Company Plan”).  Seller has heretofore delivered or made available, or has caused the Company to deliver or make available, to Purchaser true, complete and correct copies of each Company Plan and certain related documents, including:  (i) each writing constituting a part of such Company Plan, including all amendments thereto; (ii) the three (3) most recent Annual Report (Form 5500 Series) and accompanying schedules, if any; (iii) the most recent determination letter from the U.S. Internal Revenue Service (“IRS”) (if applicable) regarding the tax-qualified status of such Company Plan; (iv) the current summary plan description; (v) all material written correspondence to or from any Governmental Authority during the past three (3) years; and (vi) the most recent written results of all required non-discrimination testing.  With respect to each Seller Plan, Seller has delivered or made available to Purchaser true, complete and correct copies of, as applicable, the most current summary plan description or other descriptive written materials.

(b)Each Plan has been established, administered and funded in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws.

(c)There are no pending or, to the Knowledge of Seller, threatened claims and no pending or, to the Knowledge of Seller, threatened litigation, actions or claims against or with respect to any Company Plans, the assets of any of the trusts under such Company Plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Plans with respect to the operation of such plans, other than ordinary and usual claims for benefits by participants and beneficiaries. No Company Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Authority.  All premiums due or payable with respect to insurance policies funding any Company Plan have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Financial Statements.

(d)None of the Plans is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. Neither Seller nor any ERISA Affiliate has, during the past six (6) years, sponsored or contributed to or withdrawn from a multiemployer plan or has incurred any material liability to any multiemployer plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV or ERISA), and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any of its Subsidiaries.  No event has occurred and no condition exists that would reasonably be expected to subject the Company or any of its Subsidiaries by reason of their affiliation with Seller or any ERISA Affiliate to any (i) Tax, penalty, fine, (ii) encumbrance, or (iii) other liability imposed by ERISA, the Code or other applicable Laws, in each case, in respect of any Seller Plan or any other employee benefit plan that is not a Company Plan. None of the Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Law or at the expense of the participant or the participant’s beneficiary.

(e)With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such plan, and its related trust, has received a determination letter (or opinion letters in the case of any prototype plans) from the IRS that it is so qualified and that its trust is exempt from tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such plan which could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

(f)Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance in all material respects with, and has been administered in all material respects in compliance with, Section 409A of the Code.

(g)Other than current or former employees of the Company and its Subsidiaries (or their covered dependents), no other individuals are eligible to participate in any Company Plan.

(h)Except as set forth on Schedule 3.14(h), neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in combination with another event) (i) entitle any current or former employee or officer (or other service provider) of the Company or any of its Subsidiaries to severance pay or benefits or any other payment from Seller, the Company or any of their Affiliates, or any increase in severance pay or benefits or any other payment from Seller, the Company or any of their Affiliates, (ii) increase any benefits otherwise payable under any Plan or (iii) accelerate the time of payment or vesting of, or result in any payment or funding (through a grantor trust or otherwise) of, any compensation or benefits due, or increase the amount payable or result in any other obligation to any current or former employee or officer (or other service provider) or with respect to any Plan.  No person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company or any of its Subsidiaries as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(i)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with another event) would reasonably be expected to give rise to the payment by the Company or any of its Subsidiaries of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G and Section 4999 of the Code.

(j)No Plans are subject to the laws of any jurisdiction other than the United States or any political subdivision thereof.

(k)For purposes of this Agreement, “Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, and any compensation or benefit plan, policy, program, arrangement or payroll practice, including each multiemployer plan within the meaning of Section 3(37) of ERISA, and each other employment, consulting, retention, profit-sharing, bonus, stock option, stock purchase, restricted stock and other equity or equity-based, incentive, deferred compensation, severance, termination, change in control, collective bargaining, employee loan, fringe benefit or other compensation or benefit plan, policy, program or arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case, (i) that is sponsored, maintained, contributed or required to be contributed to by Seller or any of its Affiliates or ERISA Affiliates (including the Company and its Subsidiaries) and in which any current or former employee, officer, director, consultant, or other service provider of the Company or any of its Subsidiaries (or his or her covered dependents) participates or is eligible to participate, or (ii) under which the Company and its Subsidiaries has any current or potential liability.

3.15Absence of Certain Changes

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(a)Except as set forth on Schedule 3.15, between the Balance Sheet Date and the date hereof, neither the Company nor any of its Subsidiaries has, except in the ordinary course of business or as otherwise permitted hereunder, taken any action that would have required the consent of Purchaser pursuant to Section 5.01(b) if taken after the execution and delivery of this Agreement.

(b)Since the Balance Sheet Date, there has not been any change, event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect.

3.16Taxes

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(a)All income and other material Tax Returns required to be filed by or with respect to the Company and its Subsidiaries (including any such Tax Returns of Seller that include the Company or its Subsidiaries) on or before the date hereof have been timely filed (including pursuant to applicable extensions), and all such Tax Returns are true, correct, and complete in all material respects.  The Company and its Subsidiaries, as applicable, have timely paid in full, or have had timely paid in full on their behalf, all material Taxes (as defined below), whether or not shown on any Tax Return as due and payable, as of the date hereof.

(b)The unpaid Tax liabilities of the Company and its Subsidiaries do not exceed the amount of unpaid Tax liabilities accrued for on the Company Financial Statements through the Balance Sheet Date (disregarding any accrual for deferred Tax liabilities solely to account for timing differences) as adjusted to reflect operations of the Company and its Subsidiaries in the ordinary course of business consistent with past practice since the date thereof to and including the Closing Date.

(c)No claims or deficiencies for any Taxes due from the Company or any of its Subsidiaries (including any such Taxes of Seller that relate to the Company or any of its Subsidiaries) have been proposed or assessed in writing against the Company or any of its Subsidiaries, as applicable, that have not been resolved and paid in full.  There are no Tax audits or other proceedings pending or threatened in writing with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries.

(d)No claim has been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns asserting that the Company or any of its Subsidiaries, as applicable, is or may be subject to Taxes imposed by that jurisdiction.

(e)Neither the Company nor any of its Subsidiaries has:  (i) waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency; (ii) applied for a ruling relating to Taxes of the Company or any of its Subsidiaries which will be binding on Purchaser or any of its Affiliates after the Closing Date; or (iii) made or entered into any written consent or agreement as to Taxes of the Company or any of its Subsidiaries with any taxing authority that will remain in effect following the Closing Date.  No power of attorney that is currently in force has been granted by the Company or any of its Subsidiaries to any person with respect to any material Tax matter.

(f)None of the Company or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the past two (2) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(g)None of the Company or any of its Subsidiaries has been a member of any consolidated, combined, unitary, or affiliated Tax group (other than any such group of which Seller is the common parent), and none of the Company nor any of its Subsidiaries has any liability for Taxes of any person under Treasury Regulations Section 1.1502‑6 (or any similar provision of state, local or foreign Law), by operation of Law, as transferee, successor, by contract, or otherwise.

(h)None of the Company or any of its Subsidiaries has engaged in any “reportable transaction” as defined in Treasury Regulations Section 1.6011‑4(b) (or any similar provision of state, local or foreign Law).

(i)Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof that begins on the day after the Closing Date (a “Post‑Closing Tax Period”) as a result of:  (i) any change in (or improper use of) a method of accounting for a taxable period or portion thereof ending on or before the Closing Date (a “Pre‑Closing Tax Period”); (ii) any installment sale or open transaction disposition made on or prior to the Closing Date; (iii) any deferred revenue or prepaid amounts received on or prior to the Closing Date; (iv) any long‑term method of accounting; or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 (or any similar provision of state, local, or non‑U.S. income Tax Law).

(j)Neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement (whether written or unwritten, or express or implied) providing for the allocation or sharing of Taxes (other than (A) any such group of which Seller is the common parent or (B) any agreement the principal subject of which is not Taxes), including any terminated agreement as to which the Company or any of its Subsidiaries could have any continuing liabilities, and after the Closing Date, neither the Company nor any of its Subsidiaries will be bound by any agreement or arrangement (other than any agreement or arrangement the principal subject of which is not Taxes) providing for the allocation or sharing of Taxes entered into prior to the Closing or will have any unsatisfied liability thereunder for any amounts due in respect of periods prior to the Closing Date.

(k)There are no Liens for Taxes upon the assets of either the Company or its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(l)All material Taxes required to be withheld, collected or deposited by or with respect to the Company and each of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been timely paid to the relevant taxing authority.

(m)Neither the Company nor any of its Subsidiaries has an outstanding request for, nor have they received, any private letter ruling from the IRS or any comparable Tax ruling with respect to the Company or any of its Subsidiaries from any other taxing authority.  Neither the Company nor any of its Subsidiaries has entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor or similar provision of state, local, or non-U.S. Tax Law).

(n)Neither the Company nor any of its Subsidiaries are required to, or will not be required to, include in “subpart F income” any amounts determined pursuant to Section 965 of the Code, or to make any deferred payments with respect thereto in future taxable periods including pursuant to Section 965(h) of the Code.

(o)Neither the Company or any Subsidiary of the Company has taken any deferral of payroll Taxes, claimed any employee retention credit, or claimed any other Tax benefit  pursuant to any COVID-19 Laws.

(p)Definitions.  For purposes of this Agreement, the terms below shall have the following respective meanings:

(i)“Tax Return” means any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

(ii)“Taxes” means (a) all taxes, charges, levies or other assessments imposed by any U.S. federal, state, local or foreign taxing authority, including, but not limited to income, excise, escheat, unclaimed property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto, and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of the operation of law or any express or implied obligation to indemnify any other person.

3.17Environmental Matters

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(a)The Company and its Subsidiaries are, and for the last five (5) years have been, in compliance in all material respects with all Environmental Laws applicable to them.

(b)Neither the Company nor any of its Subsidiaries nor any other person has (x) placed, stored, buried, Released or exposed any person to any Materials of Environmental Concern on any currently owned or operated property or, to the to the Knowledge of Seller, any formerly owned or operated property, except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course (which inventories and wastes, if any, were and are stored or disposed of in compliance with applicable Environmental Laws and in a manner that would not result in liability under Environmental Laws) or (y) received any written notice or claim alleging that it has violated any Environmental Laws in any material respects or that it is liable to any person as a result of a Release of any Materials of Environmental Concern.

(c)Neither the Company nor any of its Subsidiaries is a party to any pending material Environmental Claims, or has knowledge of any threatened material Environmental Claims against the Company or any of its Subsidiaries, all past Environmental Claims have been finally and fully resolved, and, to the Knowledge of Seller, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, the Release, presence or disposal of any Materials of Environmental Concern, that could reasonably be expected to form the basis of any material Environmental Claim against the Company or any of its Subsidiaries.

(d)The Company and its Subsidiaries are not conducting any response action in connection with a Release of any Materials of Environmental Concern at any location, and neither the Company nor any of its Subsidiaries has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Materials of Environmental Concern to any off-site location which has or could reasonably be expected to give rise to liability of the Company or any of its Subsidiaries under Environmental Law.

(e)There are no asbestos-containing materials, polychlorinated biphenyls or underground storage tanks at the Owned Real Properties or Leased Real Properties except as in compliance with Environmental Laws.

(f)The Company has provided to Purchaser complete and correct copies of all assessment reports, studies, audits, and other material information relating to Materials of Environmental Concern, Environmental Claims, or other environmental matters pertaining to the environmental condition of the properties or business of the Company or its Subsidiaries, or the compliance (or noncompliance) by the Company and any of its Subsidiaries with Environmental Laws, in the Company’s possession or control.

(g)Neither the Company nor any of its Subsidiaries is required by any Environmental Law or by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to give notice to or receive approval from any Governmental Authority or other person or record any disclosure document or statement pertaining to environmental matters, or (iv) to alter, modify, renew, change or update any Permit required or necessary for the operations or business of the Company or its Subsidiaries under Environmental Law.

(h)Definitions.  For purposes of this Agreement, the terms below shall have the following respective meanings:

(i)“Environmental Claim” means any written claim, action, cause of action, suit, proceeding, order, demand or notice by any person alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, or penalties) arising out of, based on or resulting from or relating to (a) the presence, Release of, or exposure to, any Materials of Environmental Concern, (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law, or (c) any other matters for which liability is imposed under Environmental Laws.

(ii)“Environmental Laws” means all Laws, common law, codes, or Permits related to (a) the protection of the natural environment, including natural resources, (b)

the protection of worker health and safety as it pertains to exposure to Materials of Environmental Concern, (c) the manufacture, registration, distribution, formulation, packaging or labeling of Materials of Environmental Concern or products containing Materials of Environmental Concern, or (d) the handling, use, presence, generation, treatment, storage, disposal, or Release of or exposure to Materials of Environmental Concern.

(iii)“Materials of Environmental Concern” means any chemicals, materials, wastes or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” or “toxic pollutants” under, or for which liability or standards of conduct may be imposed pursuant to, any Environmental Law, including petroleum or petroleum by-products, asbestos or asbestos-containing materials or products, greenhouse gases, per- and polyfluoroalkyl substances, polychlorinated biphenyls (PCBs) or materials containing same, lead or lead-based paints or materials, radon, mold in quantities or concentrations that may adversely affect human health or materially affect the value or utility of the building(s) in which it is present, or other substances that may have an adverse effect on human health or the environment.

(iv)“Release” means any actual or threatened release, including any spilling, leaking, migrating, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, dispersing, discharge, disposal or disposing into the environment or into or out of any property of any Materials of Environmental Concern, including the movement of Materials of Environmental Concern through or in the ambient air, vapor, surface water, groundwater, surface or subsurface strata or property.

3.18Real Estate

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(a)The Company, or one or more of its Subsidiaries, has (i) good fee simple title to each of the Owned Real Properties (as defined below), subject to no Liens other than Permitted Exceptions, and (ii) has a valid leasehold interest in the Leased Real Property (as defined below), subject to no Liens other than Permitted Exceptions.  Neither the Company nor its Subsidiaries own, lease, sublease, license or otherwise occupy any real property other than the Owned Real Property and the Leased Real Property.

(b)The Company has provided Purchaser with a true, complete and correct copy of each lease (including all amendments and modifications thereto and any guaranties thereof) relating to Leased Real Property (the “Real Property Leases”). Each Real Property Lease is in full force and effect and is valid and enforceable in accordance with its terms, and there is no default under any such Real Property Lease by the Company or any of its Subsidiaries or, to the Knowledge of Seller, by any other party thereto (nor to the Knowledge of Seller is there any event or circumstance that with the giving of notice or the lapse of time or both would result in any such default). Neither the Company nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted to any person the right to use or occupy any Owned Real Property or any Leased Real Property or any portion thereof.

(c)The Company has made available to Purchaser copies of (i) all title insurance policies (with backup documentation) currently insuring each Owned Real Property as of the date hereof, together with copies of the most recent surveys of same, (ii) each deed and/or other instrument (as recorded) by which the Company or its applicable Subsidiary acquired its fee interest in the applicable Owned Real Property, and (iii) any third-party environmental reports, zoning reports, property condition reports, or other similar reports relating to the Owned Real Property, in each case to the extent in the Company’s (or its Subsidiaries’) possession or control.

(d)Neither the Company nor any of its Subsidiaries has granted any outstanding right of first refusal, right of first offer, purchase option, or any other similar rights to purchase any Owned Real Property or any portion thereof.  There is no existing material breach or material default by the Company or any Subsidiary under any provision of any easement, restrictive covenant, or other instrument of record affecting any Owned Real Property, nor , to the Knowledge of Seller, is there any such material breach or material default by any other person (or any event or condition that would constitute such a material breach or material default after notice, lapse of time, or both). Neither the Company nor any Subsidiary has delivered, nor to the Knowledge of Seller, do there exist, any deeds, deeds of trust, mortgages or any other contracts adversely affecting the Company’s or the applicable Subsidiary’s (as the case may be) title to the Owned Real Property, except to the extent recorded in the applicable land records.

(e)The Owned Real Property is equipped with all utilities reasonably required to permit the Company and its Subsidiaries to operate and carry on their business as it is currently being conducted.

(f)There are no pending or, to the Knowledge of Seller, threatened, condemnation proceedings (or other similar proceedings in the nature of eminent domain) of any kind relating to any portion of the Owned Real Property.

(g)Neither the Company nor any of its Subsidiaries has received any written notice of, and to the Knowledge of Seller, there are no currently pending (A) public improvements or rezoning measures that would be reasonably likely to materially adversely affect the value or current use of any Owned Real Property, or (ii) special assessments that would be reasonably likely to materially adversely affect any Owned Real Property.

(h)Definitions.  For purposes of this Agreement, the terms below shall have the following respective meanings:

(i)“Leased Real Property” means all of the land and improvements thereon leased pursuant to the leases set forth on Schedule 3.18(h)(i), which Schedule contains a true and complete list of each Real Property Lease and the corresponding address of the applicable Leased Real Property.

(ii)“Lien” means any lien, pledge, judgment, mortgage, deed of trust, hypothecation, security interest, charge, adverse claim, easement, encroachment, servitude, license, covenant, condition, right of first offer, right of first refusal, preemptive right, option, restriction on transfer, proxy, voting trust, voting agreement, or other similar encumbrance or restrictions of any kind or nature whatsoever.

(iii)“Owned Real Property” means the land and improvements thereon owned by the Company or any of its Subsidiaries, and more particularly described on Schedule 3.18(h)(iii);

(iv)“Permitted Exceptions” means (A) statutory Liens securing payments not yet due and that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (B) such imperfections or irregularities of title, easements, covenants and other restrictions or encumbrances as do not, individually or in the aggregate, materially affect the use of the properties or assets subject thereto or affected thereby (as such properties or assets are currently used) or otherwise materially impair business operations at such properties, as such business operations are currently conducted, (C) non‑exclusive licenses of Intellectual Property; (D) gaps in the chain of title for Intellectual Property evident from the public records of the governmental body maintaining the applications or registrations therefor, (E) Liens set forth in Schedule 3.18(h)(iv) and (F) Liens that will be released on, or prior to, the Closing Date (including, but not limited to, Liens imposed pursuant to the Credit Agreements).

3.19Labor Relations; Compliance

.

(a)(i) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining or other labor contract applicable to the employees of the Company or any of its Subsidiaries and, to the Knowledge of Seller, there are not any activities or proceedings of any labor union to organize any employees, (ii) since January 1, 2018, there has been, and there presently is, no unfair labor practice charge or complaint pending or, to the Knowledge of Seller, threatened against the Company or any of its Subsidiaries, and (iii) since January 1, 2018, there has been, and there presently is, no labor strike, slowdown, work stoppage, lockout or other labor controversy or dispute in effect or, to the Knowledge of Seller, threatened against the Company or any of its Subsidiaries.

(b)Each of the Company and its Subsidiaries is, and since January 1, 2018 has been, in compliance in all material respects with all applicable Laws relating to labor or employment, including all applicable Laws relating to the payment of wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, immigration, plant closing, classification of employees and independent contractors, and payment of withholding or social security Taxes. Each of the Company and its Subsidiaries has met in all material respects all requirements required by Law or regulation relating to the employment of foreign citizens, and none of the Company and its Subsidiaries currently employs, or has ever employed, any person who was not permitted to work in the jurisdiction in which such person was employed.  There are no material labor or employment disputes involving the Company or its Subsidiaries currently subject to any grievance procedure, arbitration, litigation, investigation or other proceeding, and there are no pending or, to the Knowledge of Seller, any threatened filings of, unfair labor practice charges, complaints, certification petitions regarding representation of employees, or other labor or employment claims or charges at any Governmental Authority.  Each current service provider compensated as an independent contractor or consultant to the Company or any Subsidiary is and has been properly characterized as such based on the applicable standards under applicable Law.

(c)Since January 1, 2018, (i) each person or entity classified by the Company or its Subsidiaries as an independent contractor, consultant, volunteer, subcontractor, temporary employee, leased employee, or other contingent worker is properly classified under all applicable Laws; (ii) each employee of the Company or its Subsidiaries has been paid overtime wages as required by applicable Law; (iii) no individual has been improperly excluded from, or wrongly denied benefits under, any Plan; and (iv) to the Knowledge of Seller, neither the Company nor any Subsidiary of the Company employs or engages any volunteer workers, paid or unpaid interns or any other unpaid workers.

(d)The Company and its Subsidiaries have paid (i) all wages, fees, salaries, commissions, bonuses, or other direct compensation owed to its current or former directors, officers, employees, consultants or other service providers for any service performed by them, (ii)  amounts required to be reimbursed to such directors, officers, employees, consultants and other service providers and (iii) payments owed upon any termination of such person’s employment or service.

(e)Since January 1, 2018, none of the Company and its Subsidiaries has effectuated a “plant closing” or “mass layoff” (as defined in the United States Worker Adjustment and Retraining Notification Act, or any similar Law) or taken any other action that would trigger notice or liability under any state, local or foreign plant closing notice Law.

(f)To the Knowledge of Seller, in the last five (5) years, (i) there have been no allegations, legal proceedings or claims against any director or officer of the Company or any of its Subsidiaries with respect to allegations of sexual harassment or sexual misconduct involving another director, officer, employee or other service provider of or to the Company or any of its Subsidiaries and (ii) none of the Company and its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any director, officer or employee of the Company or any of its Subsidiaries.

3.20No Brokers

.  Neither the Company nor Seller has incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees or commissions in connection with the transactions contemplated hereby for which the Company or any of its Subsidiaries is liable.

3.21Affiliate Transactions

.  Schedule 3.21 lists all agreements and transactions to which the Company or any of its Subsidiaries, on the one hand, and any Affiliate (other than the Company or its Subsidiaries), any Family Member of such Affiliate, any holder of more than five percent (5%) of the common stock of the Company (other than the Company or its Subsidiaries), or any officer or director of the Company, its Subsidiaries, Seller or any of their respective Affiliates, or any entity in which any such person has a direct or indirect material interest, on the other hand, are parties to, or involved in the making of any payment or transfer of assets of the Company or its Subsidiaries, either written or oral (each, an “Affiliate Agreement”), other than payment of compensation or benefits in the ordinary course of business or pursuant to any employee agreement, agreement entered into under any Plan or any agreement otherwise disclosed hereunder (and such agreements and transactions shall not be deemed to be Affiliate Agreements.  Except as set forth on Schedule 3.21, Seller has heretofore delivered or made available, or has caused the Company to deliver or make available, to Purchaser true, complete and correct copies of each Affiliate Agreement.  No Affiliate of the Company or any of its Subsidiaries (other than the Company or its Subsidiaries), stockholder of the Company or controlled Affiliate of such a stockholder, nor any of their respective officers, employees, directors or managers, owns any asset or property of the Company or any of its Subsidiaries.  “Affiliate” as used herein shall, as applied to any person, mean any other person directly or indirectly controlling, controlled by or under common control with such person. Except as set forth on Schedule 3.21, each Affiliate Agreement was entered into in the ordinary course of business and on an arm’s length basis on terms no less favorable than terms which would have been obtainable from a third party.  For purposes of this Agreement, “Family Member” means with respect to any natural person, (a) such person’s spouse; (b) the lineal ancestors, descendants, siblings (including any adoptive relationships and relationships through marriage) of such person or such person’s spouse or any other relative of such persons that shares such person’s home, (c) all of the trusts or beneficial interests of which are owned by any of such persons listed in sub clauses (a) and (b) and (d) any Affiliates of such persons listed in sub clauses (a) and (b).

3.22Title to Tangible Personal Property; Sufficiency of Assets

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(a)The Company has good, valid and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all tangible personal property purported to be owned, used or held for use in the business of the Company and/or its Subsidiaries, free and clear of any Liens other than Permitted Exceptions, reasonable wear and tear excepted.  Except as set forth on Schedule 3.22(a), such tangible personal property conforms in all material respects to all Laws, is usable in the ordinary course of business consistent with past practice and is suitable for the uses for which it is used to carry on the business of the Company and its Subsidiaries, as applicable, as conducted, and is structurally sound and in good operating condition and repair, reasonable wear and tear excepted. Since January 1, 2018, there has not been any significant interruption of operations of the business of the Company and its Subsidiaries due to inadequate maintenance of such tangible property.

(b)The assets (including intangible assets), properties, contracts, interests in properties and rights owned, leased , used or licensed by the Company and its Subsidiaries acquired by Purchaser as a matter of law as a result of Purchaser’s acquisition of the Company Shares (i) constitute all the assets (including intangible assets), properties, contracts, interests in properties and rights owned or licensable by the Company and its Subsidiaries and used, held for use or necessary to conduct the business of the Company and its Subsidiaries as of the date hereof as currently conducted and (ii) are sufficient for the continued conduct of the business of the Company and its Subsidiaries after the Closing in substantially the same manner as currently conducted.

3.23Bank Accounts; Letters of Credit; Powers of Attorney

.  Schedule 3.23 lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the Company (including (i) the name of the Company or its Subsidiary that is the holder of such account or box, (ii) the name of the bank or other institution where such account or box is located and (iii) the name of each authorized signatory thereto) and (b) all outstanding letters of credit issued by financial institutions for the account of Seller or its Subsidiaries with respect to the Company (setting forth, in each case, the relevant parties, amounts and terms with reasonable detail).

3.24Customer Warranties

.  All products manufactured, sold or delivered by the Company or any of its Subsidiaries are and have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties. No products manufactured, sold or delivered by the Company or any of its Subsidiaries are subject to any guaranty, warranty or other indemnity beyond the applicable terms and conditions of such sale, other than any deviations from the applicable terms and conditions made in the ordinary course of business consistent with past practice.  There is no material claim, action, suit, investigation or proceeding pending against Seller, the Company or any of the Company’s Subsidiaries, or to the Knowledge of Seller, threatened, relating to alleged defects in the products or services provided by the Company or any of its Subsidiaries, or the failure of any such product or service to meet in all material respects agreed upon specifications and, to the Knowledge of Seller, there is no basis for any of the foregoing.

3.25Insurance

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(a)Schedule 3.25 lists each insurance policy maintained for, at the expense of, or for the benefit of the Company and/or its Subsidiaries on their properties, assets, products, business or personnel (the “Company Insurance Policies”), all of which are in full force and effect, and all premiums due to date thereunder have been paid in full. None of Seller, the Company or any of the Company’s Affiliates is in material default with respect to any provision in any Company Insurance Policy or has failed to give any notice or to present any material claim under a Company Insurance Policy in due and timely fashion.

(b)Since January 1, 2018, there have been no material claims under any Company Insurance Policies. None of Seller, the Company or any of the Company’s Subsidiaries has received any written notice of cancellation or nonrenewal, in whole or in part, in respect of any such policy.

3.26Inventory

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(a)The Inventory held by the Company or any of its Subsidiaries at any location consists of a quantity and quality usable and salable in the ordinary course of business consistent with past practice, is merchantable and fit for its intended use in all material respects, is in material compliance with all applicable Law and is in material conformity with any applicable product registrations and specifications, subject only to the reserve, if any, for Inventory write-down set forth on the Company Financial Statements. Neither the Company nor any of its Subsidiaries holds any Inventory or materials on consignment or have title to any Inventory or materials in the possession of others.

(b)“Inventory” means all inventory of the Company and its Subsidiaries, including semi-finished and finished goods, raw materials, works in progress, component parts, samples, prototypes, displays, packaging, supplies, tooling and parts.

3.27Solvency

. Assuming (a) the conditions to the obligation of Seller to consummate the transactions contemplated by this Agreement have been satisfied or waived, and (b) the accuracy of representations and warranties of Purchaser in Article IV, then immediately following the Closing and after giving effect to all of the transactions contemplated by this

Agreement, including the payment of the aggregate consideration under this Agreement, any other repayment or refinancing of existing indebtedness contemplated in this Agreement or the payment of all related fees and expenses, Seller and its Subsidiaries will, on a consolidated basis, be Solvent as of the Closing Date and immediately after the consummation of the transactions contemplated hereby.

3.28No Fraudulent Conveyance

. The Transaction will not constitute a fraudulent conveyance (actual or constructive) under applicable Law.  Seller has received a written opinion from Lincoln International LLC to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the consideration to be received by Seller in the Transaction is fair, from a financial point of view, to Seller. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.29Proxy Statement

.  The information supplied by Seller and the Company for inclusion in the Proxy Statement shall not, on the date(s) the Proxy Statement is first mailed to the stockholders of Seller and at the time of the Seller Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No representation or warranty is made by Seller with respect to any information supplied or to be supplied by Purchaser or any of its Affiliates expressly for inclusion in the Proxy Statement.

3.30No Other Representations and Warranties

.  Except for the representations and warranties contained in this Article III, or any certificate delivered by Seller pursuant to this Agreement, Purchaser acknowledges that none of Seller or any other person on behalf of Seller makes any other express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Purchaser.  In furtherance of the foregoing, and not in limitation thereof, Purchaser specifically acknowledges and agrees that Seller is not making any, and has not made any, representation or warranty, express or implied, with respect to any financial projection or forecast delivered to Purchaser with respect to the performance of the Company or any of its Subsidiaries either before or after the Closing Date.  Purchaser specifically acknowledges and agrees that Seller is not making any, and has not made any, representations or warranties to Purchaser regarding the probable success or profitability of the Company or any of its Subsidiaries.

Article IV.Representations and Warranties of Purchaser

Purchaser represents and warrants to Seller, except as set forth on the disclosure schedules delivered by Purchaser to Seller on or prior to the date hereof, each section or subsection of which qualifies the correspondingly numbered representation or warranty if specified therein and any other such representation or warranty where its applicability to, relevance as an exception to, or disclosure for purposes of, such other representation or warranty is reasonably apparent on the face of such disclosure without reference to any documents referenced therein, as follows:

4.01Organization

.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the full corporate power and authority to enter into this Agreement and each other agreement, document or certificate contemplated by this Agreement and to be executed by Purchaser in connection with the consummation of the transactions contemplated by this Agreement (the “Purchaser Documents”).

4.02Authorization

.  The execution, delivery and performance by Purchaser of this Agreement and the applicable Purchaser Documents has, and the consummation by Purchaser of the transactions contemplated hereby and thereby have, been duly and validity authorized by all necessary corporate and stockholder action of Purchaser, and no other corporate action on the part of Purchaser is necessary to authorize the execution, delivery or performance of this Agreement, the Purchaser Documents or the transactions contemplated hereby and thereby.  This Agreement has been, and each Purchaser Document has been or will be, as the case may be, duly executed and delivered by Purchaser, and, assuming this Agreement and each such document constitutes or will constitute a legal, valid and binding obligation of Seller, constitutes or will constitute a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

4.03No Conflicts

.  Neither the execution, delivery or performance of this Agreement or the Purchaser Documents, nor the consummation by Purchaser of the other transactions contemplated hereby or thereby, nor compliance by Purchaser with the terms and provisions hereof or thereof will:  (i) conflict with the organizational documents of Purchaser; (ii) result in the breach or termination of, or constitute a default (or with notice or lapse of time or both, constitute a default) under or result in the termination or suspension of, or accelerate the performance required by any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument to which Purchaser is a party or by which Purchaser is bound; or (iii) constitute a violation by Purchaser of any Law applicable to Purchaser; except, in the case of clause (ii) above, for such conflicts, defaults, breaches, terminations, suspensions or acceleration of performance which, taken as a whole, would not reasonably be expected to prevent or materially impair or delay Purchaser’s ability to consummate the transactions contemplated hereby.

4.04No Consents

.  Assuming the accuracy of Seller’s representations in Article III, no consent, approval or authorization of, or filing with, or exemption by, any Governmental Authority is required in connection with the execution, delivery or performance by Purchaser of this Agreement or the Purchaser Documents, excluding (a) the requirements of the HSR Act and (b) any other consent, approval, authorization, exemption or filing, if any, which Seller, the Company or any of the Company’s Subsidiaries is required to obtain or make or which, if not obtained or made, would not prevent or materially impair or delay Purchaser’s ability to consummate the transactions contemplated hereby.

4.05Litigation

.  As of the date hereof, there are no Actions pending or, to the Knowledge of Purchaser, threatened before any court or Governmental Authority against Purchaser relating to the transactions contemplated hereby or which would reasonably be expected to prevent or materially impair or delay Purchaser’s ability to consummate the transactions contemplated hereby.

4.06No Brokers

.  Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees or commissions in connection with the transactions contemplated hereby for which Seller could be liable.

4.07Financing

.  Purchaser’s obligations hereunder are not subject to any conditions regarding Purchaser’s ability to obtain financing for the transactions contemplated by this Agreement.  On the Closing Date, Purchaser will have available cash or other sources of same-day funds that are sufficient to enable Purchaser to perform all of its obligations, including funding the Base Purchase Price at the Closing, any other payments to be made pursuant to Article I at and following the Closing and any other amounts payable by Purchaser (including fees and expenses) in connection with this Agreement or the Purchaser Documents as and when contemplated by this Agreement or the Purchaser Documents.

4.08Purchase for Investment

.  Purchaser acknowledges that the Company Shares have not been registered under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”) or under any state securities laws.  Purchaser (a) is not an underwriter as such term is defined in the Securities Act, (b) is acquiring the Company Shares solely for investment with no present intention to distribute any of the Company Shares to any person and (c) will not sell or otherwise dispose of the Company Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.  Purchaser is able to bear the economic risk of holding the Company Shares for an indefinite period (including total loss of investment), and (either alone or together with its representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment, provided that the foregoing shall not limit in any way the representations or warranties made by Seller in Article III.  Nothing contained in this Agreement shall be deemed to be a waiver for any claim for Fraud or Willful Breach.

4.09Solvency

.  Assuming that (a) the conditions to the obligation of Purchaser to consummate the transactions contemplated by this Agreement have been satisfied or waived, (b) the accuracy of representations and warranties of Seller in Article III, and (c) any estimates, projections or forecasts prepared by the Company or its representatives and made available to Purchaser have been prepared on good faith based upon reasonable assumptions, then immediately following the Closing and after giving effect to all of the transactions contemplated by this Agreement, including the payment of the aggregate consideration under this Agreement, any other repayment or refinancing of existing indebtedness contemplated in this Agreement or the payment of all related fees and expenses, Purchaser and its Subsidiaries (including the Company) will, on a consolidated basis, be Solvent as of the Closing Date and immediately after the consummation of the transactions contemplated hereby.  For the purposes of this Agreement, the term “Solvent” when used with respect to either Purchaser or Seller and their respective Subsidiaries, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such party and its Subsidiaries, on a consolidated basis, will, as of such date, exceed (i) the value of all “liabilities of such party and its Subsidiaries, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such party and its Subsidiaries on their existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such party and its

Subsidiaries, on a consolidated basis, will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which they intend to engage, and (c) such party and its Subsidiaries will, on a consolidated basis, be able to pay their liabilities, including (based on a good faith reasonable estimate) contingent liabilities, as they mature.  For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which they intend to engage” and “able to pay their liabilities, including (based on a good faith reasonable estimate) contingent liabilities, as they mature” means that such party and its Subsidiaries will, on a consolidated basis, be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet their obligations as they become due.

4.10Proxy Statement

. The information supplied by Purchaser and its Affiliates expressly for inclusion in the Proxy Statement shall not, on the date(s) the Proxy Statement is first mailed to the stockholders of Seller and at the time of the Seller Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Purchaser or that is included in the applicable filings).  No representation or warranty is made by Purchaser with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied or to be supplied by Seller, the Company or any of their respective Affiliates.

4.11No Other Representations and Warranties

.  Except for the representations and warranties contained in this Article IV or any certificate delivered by Purchaser pursuant to this Agreement, Seller acknowledges that neither Purchaser nor any other person on behalf of Purchaser makes any other express or implied representation or warranty with respect to Purchaser or with respect to any other information provided to Seller.

Article V.Further Agreements of the Parties.

5.01Conduct of Business

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(a)Except as may be otherwise contemplated by Schedule 5.01 or expressly set forth elsewhere in this Agreement or as required by Law or any agreements or arrangements disclosed on any Schedule or as Purchaser may otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof and prior to the Closing Date, Seller shall cause the Company and its Subsidiaries to (i) use reasonable best efforts to conduct their respective businesses in the ordinary course of business consistent with past practice (including maintaining working capital and cash management practices, collecting receivables and paying payables and maintaining inventories consistent with past practice) and in all material respects, in compliance with applicable Law, (ii) use commercially reasonable efforts to preserve and maintain their respective business organizations and goodwill in accordance with past practice, and to preserve and maintain, in all material respects, their present relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with them and maintain their assets, properties, machinery, rights, operations and equipment in accordance with past practice, good repair, as applicable, and operating condition (subject to normal wear and tear), (iii) use commercially reasonable efforts to keep available the services of their respective officers and key employees, (iv) prior to and as of the Closing, have sufficient

Cash available to timely make any payments in respect of any uncleared checks and drafts written or issued by the Company and its Subsidiaries (“Minimum Cash Requirement”), and (v) pay, perform and discharge all liabilities and other obligations, including Taxes, in the ordinary course of business consistent with past practice; provided that it will not be a breach of the foregoing for Seller and its Affiliates to take, without Purchaser’s consent, any actions that Seller determines in good faith to be reasonably necessary in light of the then-current operating conditions and developments with respect to the Company and its Subsidiaries in response to COVID-19; provided, further, that prior to taking any such action in accordance with foregoing proviso, (x) Seller shall provide reasonable notice to Purchaser thereof in writing, and (y) to the extent such action would otherwise require the written consent of Purchaser pursuant to Section 5.01(b) subject to the proviso thereto, Purchaser’s prior written consent shall be obtained (such consent not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, there shall be no limitation on the Company or its Subsidiaries paying any cash dividend or making any distribution of Cash on or prior to the Measurement Time, subject to compliance with the Minimum Cash Requirement.

(b)Without limiting the generality of the foregoing, except as may be otherwise contemplated by Schedule 5.01 or expressly set forth elsewhere in this Agreement or as required by any Law or, with respect to Section 5.01(b)(xv) or Section 5.01(b)(xviii), any agreements or arrangements disclosed on any Schedule or as Purchaser may otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof and prior to the Closing Date, Seller shall not permit the Company or any of its Subsidiaries to:

(i)(A) split, combine, adjust or reclassify any of its capital stock or other equity interests or rights relating thereto, or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock or amend the terms of any of its securities, (B) directly or indirectly redeem, purchase, repurchase or otherwise acquire any of its equity securities or rights relating thereto with property or stock, (C) following the Measurement Time, declare, pay or set aside any cash dividend or make any cash distribution with respect to any of its equity securities or (D) declare, pay or set aside any non-cash dividend or make any non-cash distribution with respect to any of its equity securities;

(ii)authorize for issuance, issue, sell, pledge, encumber, grant, deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class, any other voting securities (including indebtedness having the right to vote), equity equivalents (including stock options and stock appreciation rights), phantom equity interests or any options, warrants, convertible securities or other rights of any kind to acquire shares, or amend in any respect any of the terms of any such securities or equity equivalents outstanding on the date hereof;

(iii)amend its certificate of incorporation or by‑laws or equivalent organizational documents;

(iv)sell, lease, transfer, mortgage, pledge, encumber, dispose of, create Liens (other than Permitted Exceptions) on, or exclusively license any assets that are material to the Company or its Subsidiaries (including the Owned Real Property), except (A) for the sale of finished goods in the ordinary course of business consistent with past practice, (B) pursuant to any

Material Contract in effect on the date hereof, or (C) the sale of obsolete assets that are not material to the Company or its Subsidiaries;

(v)assign, transfer, sell, exclusively license, abandon or dedicate to the public, or otherwise dispose of any Owned Intellectual Property, except in the ordinary course of business consistent with past practice;

(vi)make any capital expenditures (x) in excess of the aggregate amount of capital expenditures reflected on Schedule 5.01(b)(vi), (y) of more than $250,000 in excess of the amount reflected for any individual line item on Schedule 5.01(b)(vi), or (z) with respect to the package segment;

(vii)incur or assume any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee (or become liable for) any indebtedness for borrowed money of others, other than, (A) under capital leases and letters of credit in the ordinary course of business consistent with past practice, and (B) between or among the Company and any of its Subsidiaries, (C) in connection with borrowings under (x) the Amended and Restated Financing Agreement, dated as of June 29, 2021, among Seller, Faneuil, Inc., the Company, each of Seller’s other Subsidiaries, the lending institutions from time to time party thereto, and PNC Bank, National Association, as Administrative Agent and Collateral Agent, and (y) the Financing Agreement, dated as of June 29, 2021, among Seller, Faneuil Inc., the Company, each of Seller’s other Subsidiaries, the lending institutions from time to time party thereto, and Blue Torch Finance, LLC, as Administrative Agent and Collateral Agent ((x) and (y) collectively, the “Credit Agreements”);

(viii)(A) forgive any loans made to any person (other than to the Company or any of its Subsidiaries) or (B) make any loans, advances or capital contributions, outside the ordinary course of business, in each case, other than to any of its Subsidiaries;

(ix)except as may otherwise be required by applicable Law or regulation, GAAP or the Financial Accounting Standards Board, (A) file a Tax Return inconsistent with past practice, (B) extend or waive any statute of limitations (other than as a result of obtaining an extension of time, in the ordinary course consistent with past practice, to file a Tax Return), (C) change any of the accounting principles or practices used by it in any material respect, (D) make, change or revoke any Tax election, change any material accounting period or Tax accounting method, (E) file any amended Tax Return, (F) settle or compromise any audit or other proceeding relating to Taxes, (G) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of foreign, state or local Law), (H) apply for or request any Tax ruling, or (I) surrender any right to claim a material Tax refund;

(x)except (A) to the extent required under the terms of the applicable Plan disclosed on Schedule 3.14(a)(i) and (ii) as in effect on the date hereof, or (B) as required by applicable Law:  (1) enter into, adopt, amend or terminate any Plan or adopt or establish any new arrangement that would (if it were in effect on the date hereof) constitute a Company Plan, (2) increase or accelerate the vesting or payment of the compensation or benefits payable or available to any current or former employee or individual service provider of the Company or any of its

Subsidiaries, (3) grant or announce any increases in salaries, bonuses, severance, termination, retention or change-in-control pay, or other compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any current or former employees or individual service provider of the Company or any of its Subsidiaries (x) with an annual base salary or base fee in excess of $150,000 or (y) where the aggregate value of such increases is in excess of $600,000 per year, (4) terminate (other than for cause), promote or change the title of any employee or individual service provider of the Company or any of its Subsidiaries (retroactively or otherwise), or hire, engage or make an offer to hire or engage any new employee, officer, director, consultant or other service provider, in each case, with an annual base salary or base fee in excess of $150,000, (5) transfer the employment of (x) any employee of Seller or its Affiliates (other than the Company and its Subsidiaries) into the Company or its Subsidiary or (y) any employee of the Company or its Subsidiary into Seller or its Affiliates (other than the Company and its Subsidiaries), or (7) make any loan to any current or former employee or other individual service provider of the Company or any of its Subsidiaries (other than advancement of expenses in the ordinary course of business consistent with past practices);

(xi)enter (or commit to enter) into, amend, terminate or extend any collective bargaining agreement or agreement with a works council or other union (or enter into negotiations to do any of the foregoing);

(xii)dissolve, liquidate, recapitalize, acquire, or merge or consolidate with or into any other person or engage in any other material reorganization or restructuring;

(xiii)settle any pending or threatened litigation or other legal proceeding, other than a settlement involving payment of less than $100,000 (unless such settlement involved material monetary damages or material restrictions upon the operations of the Company or its Subsidiaries) in exchange for a complete release;

(xiv)materially amend or terminate or waive compliance with the terms of or breaches under, any Material Contract, or enter into a new contract or agreement or arrangement that would constitute a Material Contract or extend the term of any Material Contract, except, in the ordinary course of business, provided that no such new contract, or agreement or extension of a Material Contract, shall have a term that extends beyond December 31, 2022;

(xv)revalue any assets of the Company or any of its Subsidiaries (whether tangible or intangible), including writing off notes or accounts receivable, accelerate, settle, discount or compromise any accounts receivable or reverse any reserves with respect thereto, in each case, except (A) with respect to any intercompany receivables or payables which will be eliminated as described in Section 5.12 or (B) in the ordinary course of business consistent with past practice with respect to accounts receivable prior to the Measurement Time (provided that any such revaluation, writing off, acceleration, settlement, discount or compromise shall be reflected in the calculation of Working Capital);

(xvi)adopt, change or revoke the Company’s accounting policies or procedures, including with respect to reserves for excess or obsolete inventory, doubtful accounts or other reserves, depreciation or amortization policies or rates, billing and invoicing policies, or payment or collection policies or practices, except insofar as may have been required by GAAP;

(xvii)change the fiscal year end of the Company;

(xviii)subject to clause (xiv) above, propose or consent to any material change to the pricing of any products sold by the Company or any of its Subsidiaries, or offer any material discounts or rebates to any customers of the Company or any of its Subsidiaries, in each case, other than in the ordinary course of business consistent with past practice and provided that such pricing changes, discounts or rebates do not extend beyond December 31, 2022;

(xix)enter into a contract with, or involving the making of any payment or transfer of assets to, any Affiliate of Seller (other than the Company or its Subsidiaries);

(xx)(A) enter into any agreement or commitment for the purchase, acquisition, sale, lease, sublease, license, sublicense, occupancy, or other direct or indirect transfer of any real property or any interest therein, or (B) materially amend or modify, voluntarily terminate or rescind, exercise or decline any material option, or request or grant any material waiver under any Real Property Lease; or

(xxi)authorize, commit or agree to take any of the foregoing actions; provided, however, that Purchaser’s consent will not be required for Seller to take, or fail to take, any action set forth in any of the foregoing clauses (vii), (x), (xiv), (xvi), (xviii) (or (xxi) in respect of any such clauses) if Seller determines in good faith that such action or inaction is reasonably necessary in light of the then-current operating conditions and developments with respect to the Company or any of its Subsidiaries in response to COVID-19 and such action or inaction is (x) commercially reasonable and (y) (1) reasonably required to comply with COVID-19 Laws or implement COVID-19 Measures or (2) materially consistent with actions or inactions taken by other similarly situated companies in response to COVID-19; provided, further, that prior to any taking or failing to take such action in accordance with foregoing proviso, Seller shall provide reasonable notice to Purchaser thereof in writing.  For purposes of this Agreement, “COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester Laws by any Governmental Authority in connection with or in response to COVID-19.

5.02Access to the Company and its Subsidiaries; Preservation of Records; Confidentiality

.

(a)Prior to the Closing Date, Purchaser shall be entitled, through its employees and representatives, upon reasonable prior notice, (i) to reasonable access during normal business hours to the Company’s and its Subsidiaries’ officers, employees, properties, offices, plants and other facilities and to all books and records, including financial statements, other financial data and monthly financial statements within the time such statements are customarily prepared, and, during such period, Seller shall (and shall cause the Company and its Subsidiaries to) furnish as promptly as practicable to Purchaser and its employees and representatives (including any financing sources and their representatives), consistent with its legal obligations, all other information concerning its business, properties and personnel as Purchaser may reasonably request, and (ii) to make such reasonable investigation, at reasonable times, of the assets, properties, liabilities, business and operations of the Company and its Subsidiaries as Purchaser may reasonably request, in each case, subject to restrictions imposed from time to time with respect to (A) attorney-client or other legal privilege, except to the extent access to such information would upon the advice of counsel not waive such privilege; (B) competitively sensitive information, which shall be provided only pursuant to “clean room” procedures approved by counsel to Seller and Purchaser, and (C) any applicable confidentiality obligation with any third party, provided that Seller shall use (and shall cause the Company and its Subsidiaries to use) their commercially reasonable efforts to obtain the consent of such third party to such access.  Any disclosure whatsoever during such investigation by Purchaser shall not constitute any enlargement or additional representations or warranties beyond those specifically set forth in this Agreement. All such information and access shall be subject to the terms and conditions of the Confidentiality Agreement, dated August 23, 2021, executed by Atlas Holdings LLC and Seller (the “Confidentiality Agreement”).  The Confidentiality Agreement shall terminate on the consummation of the Closing unless earlier terminated in accordance with the terms thereof.  In conducting any such investigation, neither Purchaser nor any of its agents or representatives shall (x) other than in the ordinary course of Purchaser’s business, contact or have any discussions with any of Seller’s, the Company’s or their respective Subsidiaries’ employees, agents, or representatives, unless in each case Purchaser obtains the prior written consent of Seller, (y) interfere with the business of the Company or any of its Subsidiaries or (z) perform any invasive procedure or investigation on the properties or facilities of the Company or its Subsidiaries, including any Phase II environmental site assessment or other sampling or intrusive investigation, without the prior consent of the Company (which consent may be withheld, conditioned or delayed in Seller’s sole discretion).  Seller shall, and shall cause the Company and its Subsidiaries to, reasonably cooperate with Purchaser in connection with Purchaser’s rights under this Section 5.02(a).

(b)Prior to the Closing, Seller or its Subsidiaries shall deliver to the Company or its Subsidiaries, as applicable, all of the books and records (or portions thereof) of the Company and its Subsidiaries, originals or copies of which are not in the Company’s or its Subsidiaries’ possession. Unless otherwise consented to in writing by Purchaser, Seller shall not, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of its books and records, or any portions thereof, solely to the extent relating to the Company and its Subsidiaries for periods on or prior to the Closing Date and which are not included in the books and records delivered to Purchaser prior to the Closing without first giving at least thirty (30) days’ prior written notice to Purchaser and offering to (i) surrender to Purchaser such books and records (or portions thereof) or (ii) allow Purchaser to copy such books and records (or portions thereof) at Purchaser’s own expense. Purchaser shall, and shall cause the Company to, preserve and keep any such books and records (or portions thereof) held by them relating to the respective businesses of the Company and its Subsidiaries at or prior to the Closing for a period of seven (7) years from the Closing Date (or longer if required by applicable Law) and shall make such records (or copies) and reasonably appropriate personnel available, at reasonable times and upon reasonable advance notice, to Seller, as may be reasonably required by Seller in connection with any (i) financial reporting, Tax and accounting matters or (ii) insurance claims by, governmental investigations or litigation of, or compliance with requirements imposed by Law on, Seller or any of its Affiliates.  After such seven (7) year period referred to in the preceding two sentences, Purchaser or Seller shall provide at least thirty (30) days’ prior written notice to the other party of its intent to dispose of any such books and records (or portions thereof), and such other party shall be given the opportunity, at its cost and expense, to remove and retain all or any part of such books and records (or portions thereof) solely to the extent relating to the business of the Company and its

Subsidiaries at or prior to the Closing as it may select; provided that Purchaser or Seller may dispose of any such books and records without providing any such written notice to the other party if the other party already has or had, directly or indirectly, possession of such books and records (or portions thereof) at or following the Closing.  Notwithstanding anything herein to the contrary, the maintenance of Tax Returns and books and records relating to Taxes or Tax Returns of the Company and its Subsidiaries shall be governed by Section 7.03(b).

(c)Seller recognizes that by reason of its ownership of the Company, Seller and its Subsidiaries (other than the Company) have acquired confidential information and trade secrets exclusively relating to the Company and its Subsidiaries (and not relating to the businesses of Seller’s other Subsidiaries) (the “Company Confidential Information”), the disclosure of which could cause Purchaser or its Subsidiaries (including the Company) substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate.  Accordingly, Seller covenants and agrees with Purchaser that neither Seller nor any of its Subsidiaries will at any time, except in performance of their respective obligations to Purchaser or with the prior written consent of Purchaser, directly or indirectly, disclose any Company Confidential Information that any such person may learn or has learned by reason of its ownership of the Company and the business of the Company and its Subsidiaries, unless (i) such information becomes known to the public generally through no fault of Seller or any of its Affiliates or any of their respective representatives, (ii) disclosure is required by applicable Law or contractual obligations requiring Seller or any of its Affiliates to file reports with the SEC, provided that Seller provides written notice thereof to Purchaser prior to any such disclosure to the extent reasonably practicable and not prohibited by applicable Law, or (iii) such information was not previously known to Seller or any of its Subsidiaries but becomes rightfully known to Seller or such Subsidiary after the Closing, without restriction, from a third-party source (other than Purchaser and its Affiliates) and without any breach of duty or obligation to the Company, Purchaser or their respective Subsidiaries.  The parties hereto agree that the covenant contained in this Section 5.02(c) imposes a reasonable restraint on Seller and its Subsidiaries and employees.

5.03Reasonable Best Efforts; Further Assurances

.  Other than with respect to the matters set forth in Section 5.04, which shall be governed by Section 5.04 (and not by this Section 5.03), during the period commencing on the date of execution of this Agreement and continuing until the Closing Date, Purchaser and Seller shall use their respective reasonable best efforts to consummate the transactions contemplated hereby. Purchaser and Seller shall execute such documents and other papers and take such further actions as the other party may reasonably request in order to carry out the provisions hereof and the transactions contemplated hereby.

5.04Regulatory and Other Authorizations

.

(a)Subject to Section 5.04(c), each of Purchaser and Seller shall use its reasonable best efforts to (i) obtain all governmental authorizations of any Governmental Authority that is or may become necessary for its performance of its obligations pursuant to this Agreement and (ii) take all actions as may be requested by any such Governmental Authority to obtain such authorizations.  In furtherance and not in limitation of the foregoing, each applicable party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within eleven (11) days of the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(b)Purchaser, on the one hand, and Seller and the Company, on the other hand, shall, in connection with the efforts referenced in this Section 5.04 to obtain all requisite authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences.  For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c)Until the waiting periods (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated, Purchaser shall not, and shall cause its controlled Affiliates not to, acquire or make any investment in any person that (A) manufactures, prints, distributes or markets book components or (B) prints or assembles books, but only to the extent the consummation of such acquisition or investment pursuant to this clause (B) would require the filing of a pre-merger notification form pursuant to the HSR Act, if in each case, such investment or acquisition would, or would reasonably be expected to, result in (i) a material delay in the satisfaction of any of the conditions set forth in Article VI or (ii) any of such conditions not being satisfied.  Notwithstanding anything to the contrary contained in this Agreement, or in the transactions contemplated hereby, neither Purchaser nor any of its Affiliates shall be required to (i) cease operating or divest (or hold separate) any of its businesses, product lines or assets, or to agree to ceasing operation or any divestiture of (or separately holding) the Company’s or any of its Subsidiaries’ businesses, product lines or assets, (ii) change the manner in which it conducts its business or (iii) otherwise terminate, amend or assign existing relationships and contractual rights and obligations, in order to obtain any consent, clearance or expiration or termination of any waiting period under any Antitrust Law. In addition, if any Governmental Authority shall have issued an order, decree, ruling or injunction, or taken any other action related to Seller, the Company or any of its Subsidiaries, or Purchaser or any of its Affiliates that would have the effect of restraining, enjoining or otherwise prohibiting or preventing the transactions contemplated by this Agreement, Purchaser and Seller shall cooperate in all respects with each other and use commercially reasonable efforts to have such order, decree, ruling or injunction or other action declared ineffective as soon as practicable.

(d)Without limiting the effect of the other provisions of this Section 5.04, Seller shall, and shall cause the Company and its Subsidiaries to, use their reasonable best efforts to as promptly as practicable obtain all authorizations, consents, approvals and waivers of, and give all notices to, the third parties described on Schedule 3.05 and Schedule 3.06 (in the case of notices, solely to the extent that such notices are required to be given prior to the Closing); provided, however, that, except as expressly contemplated hereby, neither Seller nor the Company or any of its Subsidiaries shall be required to, and shall not, without Purchaser’s consent, materially amend or agree to materially amend, or waive any material right or material economic benefit under, any Material Contract in connection with obtaining such consents, approvals and waivers; and provided, further, that neither Seller nor the Company or any of its Subsidiaries shall be required to pay any amount to any such third party in order to obtain any such authorizations, consents, approvals or waivers.  Seller and the Company shall advise and keep Purchaser reasonably informed of the process and status of obtaining such authorizations, consents, approvals and waivers in accordance with this Section 5.04(d).

5.05No Disclosure

.  Each party hereto agrees that it shall not make any public announcement or issue any press release in connection with this Agreement or the transactions consummated hereby without the prior written consent of the other party, which shall not be unreasonably conditioned, delayed or withheld, except (a) if any party hereto is ordered to make such disclosure by a court of competent jurisdiction or (b) if, in the opinion of a party’s counsel, such disclosure is required or advisable under applicable Law, in which case the party making the required disclosure (in each case, to the extent commercially practicable and not prohibited by Law) shall inform the other party as to the timing and contents of such disclosure prior to making such disclosure and use its reasonable best efforts to allow such other party reasonable time to comment on such announcement or press release.  The parties hereto shall consult with each other, jointly agree upon and approve one or more press releases (which need not be joint press releases) to be issued on or about the date hereof and/or on or about the Closing Date, as mutually determined by the parties hereto.  Any subsequent press release or public announcement relating to this Agreement or the transactions contemplated hereby made by either party hereto after approval of any such initial press release issued on or about the date hereof shall be consistent with (including in scope) the mutually agreed upon press release or releases.  Notwithstanding the foregoing, (i) Purchaser and Seller shall not be precluded from making any communications or disclosures necessary to implement the provisions of this Agreement, (ii) Seller shall not be precluded from making any communications or disclosures necessary to comply with SEC accounting and disclosure obligations or the rules and regulations of any stock exchange that apply to Seller and (iii) nothing in this Agreement shall restrict or preclude Purchaser and its Affiliates’ disclosure of information regarding this Agreement or the transactions contemplated hereby, including information related to Purchaser’s determination to enter into this Agreement, in connection with fundraising, marketing, information or reporting activities.

5.06Fees and Expenses

.  Except as expressly provided otherwise in this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs or expenses; provided, that (a) Seller shall be solely responsible for all such fees and expenses incurred by the Company, and (b) Purchaser and Seller shall be equally responsible for all filing fees under the HSR Act, any other applicable Antitrust Law and such other Laws as are applicable to the transactions contemplated by this Agreement.

5.07Employee Benefits

.

(a)For the period beginning on the Closing Date and ending on December 31, 2022, Purchaser agrees to, or shall cause the Company to, provide the employees of the Company and its Subsidiaries who are employed immediately prior to the Closing Date and remain employed as of the Closing Date (the “Continuing Employees”), as long as any Continuing Employee remains employed with Purchaser or any of its Subsidiaries during such period, with: (i) base salaries or base wages that are no less favorable than the base salary or base wages provided to the Continuing Employees by the Company and its Subsidiaries as of immediately prior to the Closing Date; (ii) annual target cash bonus and commission opportunities (excluding equity-based compensation), if any, that are no less favorable in the aggregate to the annual target cash bonus and commission opportunities provided to the Continuing Employees by the Company and its Subsidiaries as of immediately prior to the Closing Date; and (iii) retirement, health and welfare benefits (including severance to the extent described on Schedule 3.14(a)(ii) but excluding any deferred compensation arrangements, pension, pension-related or post-retirement health or welfare benefits) that are no less favorable in the aggregate than those benefits provided to the Continuing Employees under the Company Plans as of immediately prior to the Closing Date.

(b)With respect to each Continuing Employee (including any beneficiary or dependent thereof), (i) expenses and benefits with respect to claims incurred by Continuing Employees or their covered dependents on or after the Closing Date shall be the responsibility of Purchaser and its Affiliates and (ii) Seller shall assign and transfer to Purchaser all reserves reflected in the Company Financial Statements and set aside prior to the Closing Date to the extent related to work‑related injury claims submitted by any such individual in respect of any injury that occurred prior to the Closing Date and on or following the Closing Date, and Purchaser shall have the obligation and liability for any work‑related injury claims submitted by any such individual in respect of any injury whatsoever, whether occurring prior to, on or after the Closing Date.

(c)For the 2022 calendar year, Purchaser shall, or shall cause the Company to, honor each Continuing Employee’s accrued but unused vacation, paid time off and sick leave accrued as of the Closing Date under the relevant Company Plan; provided that any accrued but unused vacation amounts that would otherwise be eligible to be carried over into 2023 or cashed out by the Company on the employee’s service anniversary date occurring after December 31, 2022, in either case, after giving effect to applicable limitations on carry-over and cash-outs under the applicable Company policy, shall instead be cashed out by the Company no later than December 31, 2022.  In no event shall any vacation, paid time off or sick leave accrued by Continuing Employees on or after the Closing be eligible for cash-out or carry-over into a later calendar year and in all instances shall be subject to the vacation, paid time off and sick leave policy of Purchaser and its Affiliates (other than the Company and its Subsidiaries) as in effect from time to time.

(d)Effective as of the Closing Date, each of Seller and its Affiliates (other than the Company and its Subsidiaries) shall cease to be a “participating employer” (or term or feature of similar effect) in the Phoenix Color 401(k) Retirement Plan (the “401(k) Plan”) and the Phoenix Color Welfare Benefit Plan (the “Welfare Benefit Plan”). Prior to the Closing Date, Seller shall take all actions necessary or advisable to implement the preceding sentence, including adopting amendments to the 401(k) Plan and the Welfare Benefit Plan.

(e)Nothing contained in this Agreement , express or implied, is intended to require Purchaser to establish, amend, modify or maintain any specific Plan or any other compensation or benefit plan, program, agreement, or arrangement for any length of time.  Nothing contained in this Agreement is intended to create a Plan or amend any Plan.  This Section 5.07 is included for the sole benefit of the parties hereto and their respective transferees and permitted assigns and does not and shall not confer upon any other person, including any current or former employees or service providers of the Company or any of its Subsidiaries, any participant in any Plan or any beneficiary, covered dependent or trustee thereof, any right, benefits, obligations, or remedies of any nature whatsoever under or by reason of this Section 5.07.  Furthermore, nothing contained in this Agreement, express or implied, is intended to (i) confer upon any person any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, (ii) prohibit Seller, the Company and its Subsidiaries, Purchaser or any of their respective Affiliates from amending or terminating any employee benefit plan, including the Plans, or (iii) prohibit the right of Purchaser or any of its Affiliates, including the Company and its Subsidiaries, from reducing, adjusting or otherwise changing the base salary, hourly wage rate or other compensation payable to any person if such reduction, adjustment or other change applied to similarly-situated employees of Purchaser or any of its Affiliates (including the Company and its Subsidiaries) as a result of, in connection with, or related to, any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, order, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19.

5.08Resignations

.  At or prior to the Closing, Seller shall cause to be delivered to Purchaser duly signed resignations, effective immediately after the Closing, of all directors and officers of the Company and its Subsidiaries (the “Resignation Letters”), unless otherwise informed by Purchaser in a notice to Seller at least ten (10) Business Days prior to the Closing.

5.09The Proxy Statement; Seller Stockholder Meeting

.

(a)As promptly as reasonably practicable after the execution of this Agreement and in any event no later than 30 calendar days after the date hereof, Seller shall file with the Securities and Exchange Commission (“SEC”) a proxy statement (the “Proxy Statement”), which Proxy Statement shall comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the DGCL and Nasdaq rules, for the purpose of soliciting proxies from stockholders of Seller in connection with a meeting of the stockholders for the purpose of obtaining the Required Seller Vote (the “Seller Stockholder Meeting”).  Purchaser shall furnish to Seller all information relating to Purchaser that is reasonably requested by Seller on the Proxy Statement to be set forth in the Proxy Statement, and Purchaser, Seller and the Company shall reasonably cooperate and consult with each other in connection with the preparation of the Proxy Statement and the resolution of any comments on the Proxy Statement from the SEC.

(b)Seller shall promptly notify Purchaser upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, and shall provide Purchaser with copies of all correspondence between Seller and its representatives, on the one hand, and the SEC, on the other hand.  Prior to filing or mailing the Proxy Statement (or any draft thereof or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto or any related correspondence, Seller shall (i) provide Purchaser with a reasonable opportunity to review and to propose comments on such document or response and (ii) consider in good faith all such comments reasonably proposed by Purchaser.  Seller shall cause the definitive Proxy Statement to be mailed as promptly as reasonably practicable after the date the SEC staff advises that it has no further comments thereon or that Seller may commence mailing of the Proxy Statement (or if the SEC has not reviewed the Proxy Statement, as promptly as reasonably practicable).  If at any time prior to the Closing any information relating to Seller, Purchaser, the Company or any of their respective Affiliates, directors or officers is required to be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed by Seller with the SEC and, to the extent required by Law, disseminated by Seller to the stockholders of Seller.

(c)Unless this Agreement has been terminated in accordance with Article VIII, Seller shall, in accordance with the DGCL and Seller’s certificate of incorporation and by-laws, establish a record date for, duly call, give notice of, convene and hold the Seller Stockholder Meeting as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement or advises Seller that it is not reviewing the Proxy Statement, for the purpose of obtaining the Required Seller Vote.  Seller shall use reasonable best efforts to solicit from the stockholders of Seller proxies for the purposes of obtaining the Required Seller Vote.  Subject to the ability of the Seller Board to make an Adverse Recommendation Change pursuant to Section 5.10, Seller shall, through the Seller Board, recommend to its stockholders that they vote in favor of the Transaction and shall include such recommendation in the Proxy Statement.  Seller shall ensure that the Seller Stockholder Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Seller Stockholder Meeting are solicited in compliance with the Exchange Act, the Nasdaq rules and Seller’s certificate of incorporation and bylaws.  Without limiting the generality of the foregoing, Seller’s obligations pursuant to this Section 5.09(c) shall not be affected by the commencement, public proposal, public disclosure or communication to Seller of any Acquisition Proposal or by an Adverse Recommendation Change, unless this Agreement has been terminated in accordance with Section 8.01(a)(v) or Section 8.01(a)(vi).

5.10Acquisition Proposal; Change in Recommendation

.

(a)Seller shall not and shall cause its Subsidiaries, directors and officers not to, and shall use its reasonable best efforts to cause its outside representatives not to, whether directly or indirectly through Affiliates, directors, officers, employees, representatives, advisors or other intermediaries (i) solicit, initiate or encourage or facilitate (including by way of providing non-public information) the submission of any inquiries, proposals or offers (other than from

Purchaser) that constitute, relate or may reasonably be expected to lead to any Acquisition Proposal or agree to or endorse any Acquisition Proposal or (ii) enter into, participate or engage in, or continue, any discussions or negotiations with respect to any Acquisition Proposal or to obtain an Acquisition Proposal (including, in each case, with respect to any person that has previously been invited into a process to make, or participate in any discussions regarding, an Acquisition Proposal) or furnish to any person any non-public information with respect to its business, properties or assets in connection with any Acquisition Proposal.  Seller shall immediately cease, and cause the Company, its Subsidiaries and its and their respective directors and officers to cease, and direct their respective outside representatives, advisors and other intermediaries to immediately cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.  Seller shall, and shall cause the Company to, promptly inform its representatives and advisors of Seller’s obligations under this Section 5.10.  Any violation of this Section 5.10 by the Company or its Subsidiaries, or by any controlled Affiliate, officer or director of Seller, the Company or its Subsidiaries, or by any representative or advisor of Seller, the Company or its Subsidiaries, acting at its direction, shall be deemed to be a breach of this Section 5.10 by Seller.  Any action taken by or at the direction of Jess Ravich that would be a violation of this Section 5.10 if taken by or at the direction of Seller or a director or officer of Seller shall be deemed to be taken in his capacity as a director or officer of Seller and a violation hereof.

(b)Seller shall, and shall cause the Company and its Subsidiaries to, (i) promptly following the date of this Agreement request each person (other than Purchaser) that has executed a confidentiality agreement prior to the date of this Agreement in connection with such person’s consideration of a transaction involving a purchase of the Company or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such person or its representatives by or on behalf of Seller or any of its Subsidiaries in connection with such transaction and (ii) not amend or waive the provisions of each such confidentiality agreement, including any standstill provision contained therein, and use reasonable best efforts to enforce the provisions of any such agreement, provided, however, that Seller may waive any such provision in response to an Acquisition Proposal to the Seller Board made under circumstances in which Seller is permitted under Section 5.10(c) to participate in discussions regarding an Acquisition Proposal, but only to the extent necessary to allow such third party to make such Acquisition Proposal.

(c)Notwithstanding anything to the contrary contained in Section 5.10(a), if at any time prior to obtaining the Required Seller Vote, (i) Seller or any of its Subsidiaries has received an unsolicited bona fide written Acquisition Proposal from a third party that is not an Affiliate of Seller that did not result from or arise out of a breach of Section 5.10(a) (it being agreed that Seller may request clarifications of the terms and conditions thereof so as to determine whether such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal) and (ii) the Seller Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and that the failure to take such action would be inconsistent with the fiduciary duties required of the Seller Board under applicable Law, then Seller and its Subsidiaries may (A) furnish information with respect to Seller and its Subsidiaries to the person making such Acquisition Proposal and (B) engage in discussions or negotiations with the person making such Acquisition Proposal; provided that Seller (x) will promptly notify Purchaser (within twenty-four

(24) hours) in writing of any such determination by the Seller Board that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and that failure to take such action would be inconsistent with the fiduciary duties of the Seller Board under applicable Law, (y) will not, and will not allow its Subsidiaries, directors or officers to, and will use its reasonable best efforts not to allow any of its or their outside representatives to, disclose any non-public information to such person without Seller first entering into a customary confidentiality agreement with such person containing confidentiality provisions that are at least as restrictive as those terms contained in the Confidentiality Agreement, and (z) will provide, in accordance with the terms of the Confidentiality Agreement and on a contemporaneous basis, to Purchaser any non-public information concerning Seller or its Subsidiaries provided to such other person which was not previously provided to Purchaser.  For the avoidance of doubt, the taking of any of the actions contemplated by, and in accordance with, clause (A) or (B) of this Section 5.10(c) shall not in and of itself be deemed to be an Adverse Recommendation Change.

(d)In addition to the obligations of Seller set forth in clauses (a)-(c) and (e)-(g) of this Section 5.10, as promptly as practicable (and in any event within twenty-four (24) hours) after receipt of any Acquisition Proposal, Seller shall notify Purchaser of the receipt or occurrence thereof and, to the extent applicable, provide Purchaser with an initial written notice of such Acquisition Proposal or of any written notice from a third party that it intends to make an Acquisition Proposal, including, as applicable, a summary of such proposal (including the identity of the party making such proposal, the purchase price and a description of the assets to be purchased pursuant to such proposal) and a copy of any draft of a definitive agreement with respect to such Acquisition Proposal provided to Seller related to such Acquisition Proposal.  In addition, Seller shall, as promptly as reasonably practicable (and in any event within twenty-four (24) hours), keep Purchaser reasonably currently informed of all material modifications regarding, and the status of, any such Acquisition Proposal and any related discussions or negotiations (including, for the avoidance of doubt, any material amendments or proposed amendments and copies of all draft definitive agreements proposed to be entered into by Seller to effect such Acquisition Proposal delivered to or by Seller).

(e)None of Seller, the Seller Board nor any committee thereof shall (I) (A) withhold or withdraw (or qualify or modify in a manner adverse to Purchaser), or publicly propose to withhold or withdraw (or qualify or modify in a manner adverse to Purchaser), the adoption, recommendation or declaration of advisability by the Seller Board or any such committee of this Agreement, (B) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Acquisition Proposal or (C) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, subject to Section 5.10(g), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within ten (10) Business Days of the commencement of such tender offer or exchange offer (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (II) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or, in the case of the Seller Board and any committee thereof, cause or permit Seller or any of its Subsidiaries to execute, enter into or consummate any transactions contemplated by (and none of Seller or any of its Subsidiaries shall execute, enter into or consummate any transactions contemplated by), any letter of intent, memorandum of understanding, agreement in principle, merger agreement, share exchange agreement, acquisition agreement, purchase agreement, agreement which requires Seller to abandon or terminate this

Agreement or the Transaction, or other agreement with respect to any Acquisition Proposal, other than any confidentiality agreement referred to in Section 5.10(c).  Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Required Seller Vote, if and to the extent the Seller Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Seller Board may: (x) solely (A) in response to an Intervening Event or a (B) following receipt of an unsolicited bona fide written Acquisition Proposal that did not result from or arise out of a breach of this Section 5.10 and which the Seller Board determines in good faith, in consultation with its financial advisors and outside legal counsel, is a Superior Proposal, in each case, if and only if, the Seller Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law and Seller complies with Section 5.10(e)(i) below in the case of the immediately preceding clause (A) or Section 5.10(e)(ii) below in the case of the immediately preceding clause (B), as the case may be, make an Adverse Recommendation Change, and/or (y) solely in response to a bona fide written Acquisition Proposal which the Seller Board determines in good faith, in consultation with its financial advisors and outside legal counsel, is a Superior Proposal that did not result from a breach of this Section 5.10, make an Adverse Recommendation Change and cause Seller to terminate this Agreement and, concurrently with or immediately after such termination, cause Seller to enter into a definitive acquisition agreement, merger agreement or similar definitive agreement (an “Acquisition Agreement”) with respect to such Superior Proposal if, and only if, Seller Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties or standards of conduct of the Seller Board under applicable Law and Seller complies with Section 5.10(e)(ii) and concurrently with entering into an Acquisition Agreement with respect to such Superior Proposal, Seller terminates this Agreement in accordance with the provisions of Section 8.01(a)(vi) and Seller pays the Termination Fee to Purchaser under Section 8.02(b); provided, that in the case of either clause (x) or (y), as applicable, the following conditions (as applicable) are met:

(i)prior to Seller taking any action permitted under clause (x)(A) of Section 5.10(e), Seller has provided Purchaser with four (4) Business Days’ prior written notice (it being agreed that neither the delivery of such notice nor, subject to the provisions of Section 5.10(f), the public disclosure that such notice has been delivered shall in and of itself constitute an Adverse Recommendation Change) stating that there has been an Intervening Event, advising Purchaser it intends to effect an Adverse Recommendation Change and specifying, in reasonable detail, the nature and details of such Intervening Event and, during such four (4) Business Day period, if requested by Purchaser, Seller has given Purchaser the opportunity to liaise with the Company and its financial advisors and outside legal counsel and engages in good faith negotiations with Purchaser to amend the terms of this Agreement in a manner that would make the failure to effect an Adverse Recommendation Change no longer inconsistent with the fiduciary duties or standards of conduct of the Seller Board under applicable Law;

(ii)prior to Seller taking any action permitted under clause (x)(B) or clause (y) of Section 5.10(e), Seller has (A) provided to Purchaser four (4) Business Days’ prior written notice (the “Notice Period”) (it being agreed that neither the delivery of such notice nor the public disclosure that such notice has been delivered, shall in and of itself constitute an Adverse Recommendation Change) which shall state expressly (1) that it has received a Superior Proposal,

(2) the material terms and conditions of the Superior Proposal (including the per share value of the consideration offered therein or the aggregate purchase price for the assets to be acquired, as applicable, and the identity of the person or group of persons making the Superior Proposal), and, if applicable, shall have contemporaneously provided to Purchaser a copy of the relevant proposed transaction agreements with the person or group of persons making such Superior Proposal and other material documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice; provided that the Notice Period in connection with any such new notice shall be two (2) Business Days) and (3) that it intends to make an Adverse Recommendation Change or terminate this Agreement and enter into an Acquisition Agreement, and (B) prior to making an Adverse Recommendation Change or terminating this Agreement, as applicable, to the extent requested by Purchaser, engaged in good faith negotiations with Purchaser during the Notice Period to amend this Agreement in a manner that would make the failure to effect an Adverse Recommendation Change or terminate this Agreement no longer inconsistent with the fiduciary duties of the Seller Board under applicable Law, and, after such negotiations, Seller again makes the determination described in the last sentence of Section 5.10(e).

(f)Any public disclosure by Seller or any of its Subsidiaries relating to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change by the Seller Board unless the Seller Board affirms that it is not modifying or changing in a manner adverse to Purchaser its approval or recommendation of this Agreement, the Transaction or any other transaction contemplated by this Agreement in such disclosure.

(g)Nothing contained in this Section 5.10 or elsewhere in this Agreement shall prohibit Seller from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act in response to an unsolicited bona fide written Acquisition Proposal from a third party not Affiliated with Seller that did not result from or arise out of a breach of Section 5.10(a), it being understood, however, that, for the avoidance of doubt, the parties agree that, subject to the provisions of Section 5.10(f), the issuance by Seller or Seller Board or any committee thereof of a “stop, look and listen” statement which does not take a position with respect thereto (or similar communication pending disclosure of its position, as contemplated by Rules 14d-9(f) and 14e-2(a) promulgated under the Exchange Act) shall not in and of itself constitute an Adverse Recommendation Change and, except for such “stop, look and listen” statement, this Section 5.10(g) shall not be deemed to permit the Seller Board to make an Adverse Recommendation Change or take any of the actions prohibited by this Section 5.10.

(h)Definitions.  For purposes of this Agreement, the terms below shall have the following respective meanings:

(i)“Acquisition Proposal” means (a) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, share issuance, recapitalization, reorganization, share exchange, business combination or similar transaction involving Seller, the Company or any of the Company’s Subsidiaries which would, either in one or a series of transactions, result in any person (other than Purchaser or its Affiliates) owning, directly or indirectly, twenty percent (20%) or more of any class of equity securities of Seller, the Company or any of the Company’s Subsidiaries, (b) any acquisition by any person (other than Purchaser or its Affiliates) resulting in, or proposal or offer, which if consummated would result in, any person becoming the beneficial owner of directly or indirectly, in one or a series of related transactions, twenty percent (20%) or more of any class of equity securities of Seller, the Company or any of the Company’s Subsidiaries, or twenty percent (20%) or more of the revenue or consolidated total assets, measured either by book value or fair market value (including equity securities of its Subsidiaries) of the Company or (c) any combination of the foregoing having a similar effect to those described in clauses (a) and (b).

(ii)“Intervening Event” means a material event, development, occurrence, state of facts or change (or the magnitude thereof) that (A) affects the assets, business or operations of the Company and (B) was not known to the Seller Board and was not reasonably foreseeable by the Seller Board as of or prior to the date of the execution and delivery of this Agreement, which event, development, occurrence, state of facts or change (or the magnitude thereof) becomes known to the Seller Board before the receipt of the Required Seller Vote; provided that in no event shall the following events, changes or developments constitute an Intervening Event: (a) the receipt, existence of or terms of an Acquisition Proposal or any inquiry relating thereto or the consequences thereof, or (b) any change in the price or trading volume of Seller’s equity securities (provided that the underlying cause of such change may be taken into account in determining whether there has been an Intervening Event).

(iii)“Superior Proposal” means a bona fide unsolicited written Acquisition Proposal (except that for purposes of this definition of “Superior Proposal” references in the definition of “Acquisition Proposal” to “twenty percent (20%)” shall be replaced by “fifty percent (50%)”) (on its most recently amended or modified terms, if amended or modified) made by a third party that is not affiliated with Seller and that did not result from or arise out of a breach of Section 5.10(a) that the Seller Board determines in good faith (after consultation with its outside legal counsel and financial advisors), taking into account all terms and conditions of such transaction (including any breakup fees, expense reimbursement provisions and financial terms) and all legal, financial, tax, regulatory, timing and other aspects of the proposal (including the risks, probabilities and timing of consummation) (a) is reasonably likely to be consummated in accordance with its terms, for which financing, if a transaction involving cash consideration (whether in whole or in part), is then fully committed or determined by the Seller Board to be reasonably likely to be available, and which is not subject to any condition to consummation based on the availability of financing, and (b) is more favorable to Seller than the terms of this Agreement and the Transaction as determined in good faith (after such consultation as aforesaid and after giving effect to any modifications to the Transaction as contemplated in Section 5.10) by the Seller Board.

5.11Directors and Officers Indemnification and Insurance

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(a)Purchaser shall cause the respective certificates of incorporation and by-laws of the Company and its Subsidiaries (or equivalent governing documents) to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are set forth in the respective certificates of incorporation and by-laws (or equivalent governing documents) of the Company and its Subsidiaries as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would adversely affect the rights thereunder of any such individuals.

(b)For a period of six (6) years following the Closing (such period, the “Tail Insurance Period”), Seller shall maintain directors’ and officers’ liability, employment practices liability and fiduciary liability insurance policies (such policies collectively, the “D&O/EPL/Fiduciary Policies”) applicable to the Company and its Subsidiaries, covering those persons and categories of persons in respect of the Company covered by such policies as of the date hereof, in each case, solely for any event or liabilities caused by, arising from, or relating to the period prior to Closing, at a level and scope of not less than that applicable to the directors and officers of Seller during the Tail Insurance Period, including, for the avoidance of doubt, with respect to any tail policy covering such Tail Insurance Period obtained for any reason, including non-renewal, termination, lapse, due to a change of control or otherwise (any such instance, a “Policy Termination Event”).  Without limiting the foregoing, in the event Seller fails, for any reason, to purchase any such tail policy upon a Policy Termination Event, Purchaser may purchase such tail policy (at Purchaser’s sole cost and expense) and Seller shall authorize Purchaser and make available to Purchaser all documentation required to purchase such tail policy and shall use its reasonable best efforts to assist Purchaser in obtaining such policy.  Seller shall maintain the level and scope of its existing D&O/EPL/Fiduciary Policies through the Closing.

5.12Termination of Affiliate Agreements

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(a)Except as contemplated by this Agreement, on or prior to the Measurement Time, Seller shall eliminate or cause to be eliminated (by way of capital contribution, cash settlement or as otherwise determined by Seller in its sole discretion), without any liability to Purchaser, the Company or any of their respective Subsidiaries that survives the Measurement Time, all intercompany accounts, whether payables or receivables, and other intercompany indebtedness, between Seller or its Affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company or its Subsidiaries, on the other hand (the “Intercompany Indebtedness Termination”).

(b)Except for this Agreement and as otherwise contemplated by this Agreement, on or prior to the Closing Date, Seller shall terminate, or cause to be terminated, without any liability to the Company or any of its Subsidiaries, all Affiliate Agreements, including, for the avoidance of doubt, Tax sharing or similar agreements, and Seller shall execute, and cause to be executed, any instruments reasonably requested by Purchaser in connection therewith (the “Affiliate Agreements Termination”).

5.13Release of the Company; Indebtedness and Guaranties

. As of the Closing, Seller shall have complied, and will cause the Company and its Subsidiaries to comply, with the terms of all indebtedness for borrowed money of Seller and its Affiliates (including the Company and its Subsidiaries) (i) incurred or guaranteed by or otherwise under which the Company or any of its Subsidiaries is or may become liable (contingent or otherwise) or (ii) that is secured by any property or assets of the Company or any of its Subsidiaries (including any equity or stock issued by the Company or any of its Subsidiaries) to effectuate the full and unconditional release of the Company and its Subsidiaries from all such indebtedness and Seller shall obtain such full and unconditional release and the release of all Liens and security interests over all property and assets of the Company and its Subsidiaries (including the stock or equity issued by the Company and such Subsidiaries) that secures such indebtedness; provided that the foregoing shall not apply to indebtedness incurred in the ordinary course of business and set forth on Schedule 5.13 or indebtedness between the Company and any of its Subsidiaries.

5.14Use of Name

.  Following the Closing, Purchaser shall and shall cause the Company and its Subsidiaries to, as soon as practicable, but in no event later than forty-five (45) days following the Closing (the “Trademark Transition Period”): cease to make any use of any Trademarks set forth on Schedule 5.14, including all Trademarks confusingly similar thereto (the “Marks”).  In furtherance thereof, as soon as practicable but in no event later than the conclusion of the Trademark Transition Period, Purchaser shall cause the Company and its Subsidiaries to remove, strike over or otherwise obliterate all Marks from materials held or owned by the Company or its Subsidiaries, including any business cards, schedules, stationery, packaging materials, promotional materials, manuals, forms, websites, displays, signs and other materials.

5.15Post-Closing Asset and Liability Transfers

.  If at any time or from time to time after the Closing Date, Seller or any of its Subsidiaries (other than the Company) receives any payment that should belong to the Company pursuant to this Agreement, such party shall promptly give Purchaser notice thereof and transfer or cause to be transferred such payment to Purchaser or, if designated by Purchaser, the Company for no additional consideration and shall provide a general explanation or description of such transfer.  Prior to any such transfer, Seller shall hold such payment in trust for the benefit of Purchaser.  If at any time or from time to time after the Closing Date, Purchaser or its Subsidiaries receives any payment that should belong to Seller or one of its Subsidiaries pursuant to this Agreement, Purchaser shall promptly give Seller notice thereof and transfer, or cause to be transferred, such payment to Seller for no additional consideration and shall provide a general explanation or description of such transfer.  Prior to any such transfer, Purchaser shall hold such payment in trust for the benefit of Seller.

5.16Notification of Certain Matters

.  From the date of this Agreement until the Closing Date, Seller shall, and shall cause the Company to, promptly notify Purchaser in writing of (i) any fact, condition, event or occurrence known to Seller or the Company that will or is reasonably likely to result in the failure of any of the conditions contained in Article VI to be satisfied or (ii) the commencement of any proceeding by or against Seller, the Company or any of its Subsidiaries that will or is reasonably likely to affect the legality, validity or enforceability of this Agreement or seeking to enjoin, alter or delay the consummation of the transactions contemplated hereby.  No notification made by Seller or the Company pursuant to this Section 5.16 shall modify or otherwise affect in any manner the representations, warranties, covenants or agreements of Seller and the Company or the conditions to the obligations of Purchaser under this Agreement and shall not be deemed to cure any related breaches of representations, warranties, covenants or agreements contained in this Agreement, nor shall the failure of Purchaser to take any action with respect to any such notice be deemed a waiver of any such breach or breaches or any such condition.

5.17Further Assurances

.  From time to time, at the request of Purchaser, and without further consideration, if it is determined that Seller or any of its Subsidiaries is in possession of any assets that are reflected on the most recent balance sheet included in the Company Financial Statements or that are primarily used or held for use in the conduct of the business of the Company and its Subsidiaries as of the Closing (except for those of the foregoing indicated on Schedule 5.12(b)), Seller will use reasonable best efforts to execute such documents and instruments and do or cause to be done such further acts and things as may be reasonably necessary to effect more fully the transfer and assignment of any such assets.

5.18Stockholder Litigation

.  Each of Seller and Purchaser shall promptly advise and keep the other party hereto reasonably informed of any litigation or claim threatened or asserted by one or more stockholders of Seller against Seller or any of its Subsidiaries or any of their respective directors or officers related to the transactions contemplated by this Agreement; provided, however, that no settlement in connection with any such stockholder litigation shall be agreed to without Purchaser’s prior written consent (email being sufficient), which shall not be unreasonably withheld, conditioned or delayed, if such settlement would reasonably be expected to adversely affect the Company or its Subsidiaries or prevent or materially delay the consummation of the Transaction or the other transactions contemplated by this Agreement.

5.19Access

. Following the Closing Date, Purchaser may make an insurance claim (to the extent that coverage exists when such claim is made) for any event or liabilities caused by, arising from, or relating to the operations of the business of the Company that occurred prior to Closing (any such claim, a “Company Occurrence-Based Insurance Claim”) under the appropriate occurrence-based liability insurance policies of Seller (including umbrella and excess liability and any other occurrence-based liability insurance policy) that, subject to the terms and limitations of such insurance policy, covered the Company for such Company Occurrence-Based Insurance Claim at the time of such event (any such policy, a “Seller Occurrence-Based Insurance Policy”). For the purpose of making any such Company Occurrence-Based Insurance Claim, upon the reasonable written request of Purchaser, Seller will use its commercially reasonable efforts to cooperate with Purchaser by providing a copy of such Seller Occurrence-Based Insurance Policy and other information reasonably requested by Purchaser regarding such Seller Occurrence-Based Insurance Policy and making the claim on behalf of Purchaser if Purchaser is not entitled to make such claim directly under such Seller Occurrence-Based Insurance Policy. With respect to any such claims made by Purchaser, Purchaser and Seller will mutually cooperate in good faith to direct the claims process with the applicable insurer.

5.20R&W Insurance

.  Purchaser has entered into a buyer-side representations and warranties insurance policy at or prior to the date of this Agreement (the “R&W Policy”).  The R&W Policy provides that the policy provider shall have no right of subrogation against, and that the policy provider agrees not to pursue and to waive any right of subrogation against, Seller and its Affiliates, including the Company, and any direct or indirect shareholder, member, director, officer, partner (or the functional equivalent of such position), employee, agent or representative of Seller, whether past, present or future, other than in cases involving fraud, with (a) all such persons being express third party beneficiaries of such waiver and (b) the fraud of any person not being imputed to any other person for purposes of such waiver.

5.21Restrictive Covenants

.  As an inducement to Purchaser to enter into this Agreement and to perform the transactions contemplated hereby and to protect adequately the interest of Purchaser, Purchaser and Seller agrees as follows:

(a)Non-Compete. During the period beginning on the Closing Date and ending on the third anniversary of the Closing Date, Seller will not, directly or indirectly, on a worldwide basis, engage in any business or activity or render service, whether as principal, agent, officer, director, employee, partner, consultant, investor or otherwise, to any person with respect to any business that, directly or indirectly, manufactures, prints, assembles, warehouses, distributes or markets books or any component thereof (a “Competing Business”). The restrictions set forth in this Section 5.21(a) shall not be construed to otherwise prohibit or restrict Seller or any of Seller’s Subsidiaries from: (i) investing in or owning any debt securities or other debt obligations which in each case are non-voting and are not convertible into voting securities, unless convertible into such voting securities referred to in clause (ii) below, in which case such debt securities or debt obligations may be convertible into such voting securities only; or (ii) investing in or acquiring any person whose common stock is publicly traded on a securities exchange or in the over-the-counter market that engages in any Competing Business, so long as Seller or any of its Subsidiaries’ investment is less than two percent (2%) of the outstanding ownership interest in such person. Seller is not, and on the Closing Date will not be, engaged or otherwise involved in any Competing Business. Any investment or acquisition made by Seller or its Subsidiaries which is subject to the provisions of this Section 5.21(a) must be permissible hereunder at the time of such investment; provided, however, that any such investment that was permissible when made cannot thereafter be the basis of a claim of violation of this Section 5.21(a).

(b)Non-Interference. During the period beginning on the Closing Date and ending on the third anniversary of the Closing Date, neither Seller nor its Subsidiaries will directly or indirectly, encourage, solicit, request, induce, persuade or in any manner attempt to, encourage, solicit, request, induce or persuade any customer or supplier of the Company or its Subsidiaries within the six (6)-month period prior to the Closing Date to cease or adversely modify or reduce in any material respect its relationship with the Company for books or book components.

(c)Non-Hire; Non-Solicitation of Employees.  During the period beginning on the date hereof and ending on the third anniversary of the Closing Date, Seller will not (on behalf of Seller or any other person other than the Company or its Subsidiaries), directly or indirectly, except in respect of the individual identified on Schedule 5.21(c), (i) encourage, solicit or induce, or in any manner attempt to encourage, solicit or induce, any individual employed by, or providing consulting services to, the Company or its Subsidiaries to terminate such individual’s employment or services (or in the case of a consultant, materially reduce such services) with the Company or its Subsidiaries, as the case may be, or (ii) hire any individual who was employed by the Company or its Subsidiaries within the six (6) month period prior to the date of such hiring; provided that nothing in this Section 5.21(c) shall restrict or preclude the rights of Seller and its Subsidiaries from soliciting or hiring (a) any employee who responds to a general solicitation or advertisement that is not specifically targeted at or focused on the employees employed by the Company or its Subsidiaries (and nothing shall prohibit such generalized searches for employees through various means, including, the use of advertisements in the media (including trade media) or the engagement of search firms to engage in such searches, provided that, in each case, such searches are not specifically targeted at or focused on the employees employed by the Company or its Subsidiaries), or (b) any employee or consultant whose employment or services have been terminated by the Company or any of its Subsidiaries within the three (3) month period prior to the date of such solicitation or hiring.

(d)Non-Disparagement.  During the period beginning on the date hereof and ending on the third anniversary of the Closing Date, no party to this Agreement will make, and each party to this Agreement will cause its Affiliates not to make, any disparaging or defamatory comments regarding the other party to this Agreement or such other party’s Affiliates, or their respective current or former directors, managers, officers, employees or shareholders.

(e)Severability.  If a judicial or arbitral determination is made that any provision of this Section 5.21 constitutes an unreasonable or otherwise unenforceable restriction against Seller or Purchaser, as applicable, such provision shall be rendered void only to the extent that such judicial or arbitral determination finds the provision to be unreasonable or otherwise unenforceable with respect to Seller or Purchaser, as applicable.  In this regard, Seller and Purchaser hereby agree that any judicial or arbitral authority construing this Agreement shall be empowered to amend any portion of the territory, any prohibited business activity or any time period from the coverage of this Agreement to the minimum extent necessary to render it valid and enforceable, such amendment to apply only with respect to the operation of such provision or portion thereof in the particular jurisdiction in which such adjudication is made, and, if such amendment if not practicable, to sever any portion of the territory, any prohibited business activity or any time period from the coverage of this Agreement, and to apply the provisions of this Agreement to the remaining portion of the territory, the remaining business activities, and the remaining time period not so severed by such judicial or arbitral authority.

(f)Injunctive Relief.  Each party to this Agreement acknowledges that any remedy at law for any breach of the provisions contained in this Section 5.21 shall be inadequate and that the other party to this Agreement shall be entitled to injunctive relief in addition to any other remedy that such other party might have under this Agreement. The parties further acknowledge that any court of competent jurisdiction should immediately enjoin any breach of this Agreement upon the request of any party hereto, and each party specifically releases each other party from the requirement of posting bond in connection with any temporary or interlocutory injunctive relief, to the extent permitted by Law.

5.22Existence of Seller

.  Seller shall remain in existence and in good standing in the State of Delaware until the Final Purchase Price shall have been finally determined in accordance with Section 1.02(c) (the “Determination Date”); provided that in the event a Deficiency Amount is owed and payable to Purchaser pursuant to Section 1.02(c)(v), Seller’s obligation to remain in existence in accordance with this Section 5.22 shall survive until the date that is 180 days after the Deficiency Amount (including any accrued interest pursuant to Section 1.02(c)(v)) is fully paid.  As security for any payment obligation of Seller under Section 1.02(c)(v), Seller shall maintain cash funds of at least $2,500,000 that are available to pay the Deficiency Amount, for the period of time between the Closing Date and (i) the Determination Date or (ii) in the event a Deficiency Amount is owed and payable to Purchaser pursuant to Section 1.02(c)(v), the date on which the Deficiency Amount (including any accrued interest pursuant to Section 1.02(c)(v)) is fully paid.

5.23Reisch Employment Agreement

. Prior to the Closing, Seller, Marc Reisch and the Company shall enter into an amendment and novation of that certain employment agreement, dated as of December 17, 2021, by and between the Company and Mr. Reisch (the “Reisch Employment Agreement”), the form and substance of which shall be subject to review by and reasonably satisfactory to Purchaser (the “Reisch Novation Agreement”), pursuant to which (i) Seller shall assume all obligations of the Company under the Reisch Employment Agreement effective as of no later than the Closing, (ii) Mr. Reisch shall release, waive and discharge all claims against the Company and its Subsidiaries in respect of his employment with the Company, including any claims relating to any period prior to the Closing Date, but excluding any claims for any then accrued but unpaid compensation, (iii) Seller shall permit Mr. Reisch to provide services to the Company as a consultant for up to ten (10) hours a week during a period of up to three (3) months following the Closing Date, and (iv) the Company shall be a direct beneficiary of Mr. Reisch’s release of claims and the restrictive covenants to which Mr. Reisch is subject under the Reisch Novation Agreement (which restrictive covenants shall, for the avoidance of doubt, be the same as those which exist in the Reisch Employment Agreement as of the date hereof).

Article VI.Conditions Precedent.

6.01Conditions Precedent

.

(a)The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to fulfillment (or waiver by Purchaser), as of the Closing Date, of each of the following conditions:

(i)the representations and warranties of Seller (A) in Sections 3.01, 3.02, 3.03, 3.04, 3.15(b), 3.20 and 3.28 shall be true and correct in all respects both when made and at and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent such representations and warranties are specifically made only as of an earlier date (in which case, as of such earlier date)), and (B) in each of the other Sections of Article III not referred to in clause (A) (without giving effect to any materiality, Material Adverse Effect or like qualifications therein) shall be true and correct in all respects both when made and at and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent such representations and warranties are specifically made only as of an earlier date (in which case, as of such earlier date)), except, in the case of this clause (B), for such failures to be true and correct as would not have, or reasonably be expected to have, a Material Adverse Effect;

(ii)Seller shall have performed and complied (A) in all respects with its covenants, obligations and undertakings under Section 5.01(b)(i), Section 5.01(b)(ii) and Section 5.01(b)(v) and Section 5.12; and (B) in all material respects with all covenants, obligations and undertakings required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date;

(iii)since the date hereof, there shall not have been a Material Adverse Effect;

(iv)the Company and its Subsidiaries shall have been or substantially concurrent with the occurrence of the Closing (but in no event later than the Closing Date) shall be, released as a borrower, guarantor and pledger under the Credit Agreements , and all Liens on the assets of the Company and its Subsidiaries under the Credit Agreements shall have been or, substantially concurrent with the occurrence of the Closing (but in no event later than the Closing Date) shall be, fully and unconditionally released, and Seller shall provide evidence thereof to the reasonable satisfaction of Purchaser; and

(v)the documents required by Section 6.02 shall have been delivered.

(b)The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to fulfillment (or waiver by Seller), as of the Closing Date, of each of the following conditions:

(i)the representations and warranties of Purchaser contained herein (without giving effect to any materiality or like qualifications therein) shall be true and correct in all respects, in each case, both when made and at and as of the Closing Date with the same effect as though made as of the Closing Date (unless any such representation or warranty is specifically made only as of an earlier date, in which event such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representation or warranty to be so true and correct would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby;

(ii)Purchaser shall have performed and complied in all material respects with all covenants, obligations and undertakings required by this Agreement to be performed or complied by Purchaser with on or prior to the Closing Date; and

(iii)the documents required by Section 6.03 shall have been delivered and the payment required by Section 1.01(b) shall have been made.

(c)The obligations of the parties hereto to consummate the transactions contemplated by this Agreement shall be subject to fulfillment (or waiver), as of the Closing Date, of the following additional conditions:

(i)no Order shall have been rendered which has the effect of enjoining the consummation of the transactions contemplated by this Agreement;

(ii)the waiting periods (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated; and

(iii)the Required Seller Vote shall have been obtained.

6.02Documents to be Delivered by Seller

.  At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

(a)a certificate executed by a senior executive officer of Seller certifying as to the truth and accuracy of the matters set forth in Section 6.01(a)(i) and Section 6.01(a)(ii);

(b)a properly completed IRS Form W-9 from Seller, in accordance with Treasury Regulations Section 1.1445-2(b)(2)(v);

(c)(i) a long-form certificate of good standing of the Company from the Secretary of State of the State of Delaware, which is dated within two (2) Business Days prior to the Closing, and (ii) a certificate of good standing (or equivalent document) for each Subsidiary of the Company from the Secretary of State (or equivalent Governmental Authority) of its applicable State of incorporation or organization, which is dated within ten (10) Business Days prior to the Closing;

(d)duly executed copies of the Resignation Letters in accordance with Section 5.08, in form reasonably satisfactory to Purchaser;

(e)the Reisch Novation Agreement, duly executed by and among Seller, the Company and Marc Reisch in accordance with Section 5.23; and

(f)to the extent that the Company Shares are certificated, certificates evidencing the Company Shares together with stock powers or other instruments of transfer in form reasonably satisfactory to Purchaser; and

(g)documents evidencing the Intercompany Indebtedness Termination and the Affiliate Agreements Termination, in each case, in form reasonably satisfactory to Purchaser.

6.03Documents to be Delivered by Purchaser

.  At the Closing, Purchaser shall deliver or cause to be delivered to Seller the following:

(a)a certificate executed by a senior executive officer of Purchaser certifying as to the truth and accuracy of the matters set forth in Section 6.01(b)(i) and 6.01(b)(ii).

All deliveries at the Closing as provided for in Section 6.03 shall be deemed to be made and effected simultaneously with each other and with all deliveries provided for in Section 6.02, and all such deliveries shall be deemed to be in escrow until all such deliveries provided for in Section 6.03 and in Section 6.02 have been made and effected.

Article VII.Tax Matters.

7.01Allocation of Tax Items

.

(a)Seller and Purchaser agree that if either the Company or any of its Subsidiaries is permitted, but not required, under applicable U.S. federal, state, or local or foreign income Tax Laws to treat the Closing Date as the last day of a taxable period, then Seller and Purchaser shall, and Purchaser shall cause the Company and its Subsidiaries to, treat such day as the last day of a taxable period under such applicable Tax Law.

(b)Subject to Section 7.01(a), in the case of a taxable period beginning on or before and ending after the Closing Date (a “Straddle Period”), property (real, personal or intangible) Taxes and ad valorem Taxes of the Company and its Subsidiaries allocable to the Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period, and, subject to Section 7.01(c) and Section 7.01(d), all other Taxes of the Company and its Subsidiaries allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the end of the day of the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period in proportion to the number of days in each period.

(c)Seller and Purchaser agree that any bonuses paid or payable as a result of or in connection with the consummation of the transactions contemplated hereby, any fees, expenses, premiums and penalties with respect to the prepayment of debt, write‑off or acceleration of the amortization of deferred financing costs, any investment banking, legal and accounting fees and all deductions related to each of the foregoing or otherwise resulting from the transactions contemplated by this Agreement are each, unless otherwise required by Law, properly allocable to the taxable period (or portion thereof) ending on the Closing Date and neither party shall, and Purchaser shall cause the Company and its Subsidiaries not to, utilize (or cause their Affiliates to utilize) the “next day rule” of Treasury Regulations Section 1.1502‑76(b)(1)(ii)(B) (or any similar provision of foreign, state or local Law) for purposes of reporting such items on the applicable Tax Returns; provided, however, that, in connection with the foregoing, such amounts shall be determined as if the Company makes an election under Revenue Procedure 2011-29, 2011-18 I.R.B. 746 to treat seventy percent (70%) of any success-based fees that were paid by or on behalf of the Company as an amount that did not facilitate the transactions contemplated under this Agreement.

(d)Subject to Section 7.01(c), transactions occurring or actions taken on the Closing Date but after the Closing outside the ordinary course of business by, or with respect to, the Company or any of its Subsidiaries shall be deemed subject to the “next day rule” of Treasury Regulations Section 1.1502‑76(b)(1)(ii)(B) (and under any comparable or similar provision of state, local or foreign Tax Laws) and shall for purposes of this Agreement be treated (and consistently reported by the parties) as occurring in a Post‑Closing Tax Period.

7.02Tax Returns

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(a)Seller shall prepare or cause to be prepared and file or cause to be filed (i) all Tax Returns required to be filed by the Company or any of its Subsidiaries on or before the Closing Date and (ii) all Tax Returns with respect to taxable periods for which any consolidated, unitary or combined Tax Return of Seller or any of its Affiliates includes the operations of the Company or any of its Subsidiaries.  For the avoidance of doubt, Purchaser shall not have any right to comment or any control over such consolidated, unitary and combined Tax Returns, except with respect to the Section 336(e) Election Documents. Such Tax Returns shall be prepared in a manner consistent with past practice, unless otherwise required by applicable Law.  Seller shall timely pay all Taxes reflected on such Tax Returns.

(b)Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns required to be filed by the Company or of its Subsidiaries after the Closing Date (other than Tax Returns with respect to taxable periods for which any consolidated, unitary or combined Tax Return of Seller or any of its Affiliates include the operations of the Company or any of its Subsidiaries), and Purchaser shall pay or cause to be paid all Taxes shown as due on such Tax Returns.

7.03Assistance and Cooperation

.

(a)After the Closing Date, Purchaser and Seller shall, and shall cause their respective Affiliates (including, in the case of Purchaser, the Company and its Subsidiaries), officers, employees, agents, auditors and other representatives to, cooperate fully in (i) the preparation of all Tax Returns (including any amended Tax Returns) for any taxable periods for which one party could reasonably require the assistance of the other party in obtaining any necessary information, and (ii) preparing for any audits of, or disputes with, any taxing authority regarding any Taxes or Tax Returns filed by or with respect to the Company and its Subsidiaries.

(b)For a period of seven (7) years after the Closing Date (or longer if required by applicable Law), Purchaser shall, and shall cause the Company and its Subsidiaries to use commercially reasonable efforts to, (i) retain or cause to be retained all Tax Returns and all books and records relating to any Tax or Tax Return of the Company and its Subsidiaries for all taxable periods (or portions thereof) ending on the Closing Date, and (ii) after the Closing Date, in each case to the extent that such books, records, or Tax Returns relate to a Pre-Closing Tax Period, provide Seller with reasonable access to the Tax Returns and such books and records for inspection and copying by Seller, or its agents upon reasonable request and upon reasonable notice. After the expiration of such period, no such Tax Returns or books and records shall be destroyed by Purchaser, the Company or any of its Subsidiaries, without first advising Seller in writing and giving Seller a reasonable opportunity to obtain possession thereof, with any costs of transferring such Tax Returns or books and records to be paid by Seller.  Notwithstanding anything to the contrary in this Agreement, in no event shall any party be required to provide any person with any Tax Return or copy of any Tax Return of a consolidated, combined or unitary group that includes the Company or Seller, except with respect to the Section 336(e) Election Documents.

7.04Transfer Taxes

.  All Transfer Taxes (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne equally by Purchaser and Seller.  All necessary documentation relating to such Transfer Taxes shall be prepared and filed by the person that is legally required do so (the “Payer”), and the parties shall cause members of their respective groups to sign any such documentation (except that a party shall not be required to sign any document which it reasonably considers not to be accurate and correct in all material respects).  To the extent that any Transfer Taxes are required to be remitted to any taxing authority, the Payer shall discharge such obligation and the other party shall pay or procure the payment of an amount equal to such Transfer Taxes to the Payer within five (5) days after receiving a demand from the Payer to do so.  For the avoidance of doubt, any Transfer Taxes resulting from any subsequent transfer of the Company Shares after the Closing Date shall be borne by Purchaser.  “Transfer Taxes” means any stamp duty, stamp duty reserve tax, stamp duty land tax, registration tax, stock transfer tax, real estate transfer tax, value added tax, license fees, notarization fees, goods tax sales and use tax and all other transfer, gross receipts, registration, conveyance, excise, recording, documentary or transaction taxes or duties, including in each case any related interest or penalties.

7.05Section 336(e) Election

.

(a)Upon request of Purchaser, Seller and the Company agree to cause an election to be made under Section 336(e) of the Code and the Treasury Regulations promulgated thereunder (and any corresponding election under state or local Law) (collectively, a “Section 336(e) Election”) with respect to the sale of the Company pursuant to this Agreement.  Seller, Purchaser and the Company agree that they will (and will cause their respective Affiliates to) cooperate in good faith in the timely completion and filing of such elections and any related filings and procedures and further agree:

(i)that this Agreement constitutes a written, binding agreement (a “Section 336(e) Agreement”) to make the Section 336(e) Election, as required by Treasury Regulations Section 1.336-2(h)(1)(i);

(ii)to each retain a copy of the Section 336(e) Agreement, as required by Treasury Regulations Section 1.336-2(h)(1)(ii);

(iii)that Seller shall, in consultation with Purchaser, prepare the Section 336(e) statements required by Treasury Regulations Section 1.336-2(h)(1)(iii) and such statements shall be attached to the consolidated U.S. federal income Tax Return of Seller (and any corresponding state or local income Tax Returns) for the taxable year including the Closing Date; and

(iv)that Seller shall provide a copy of the Section 336(e) statements described in clause (iii) to the Company on or before the due date for filing the consolidated U.S. federal income Tax Return of Seller (and any corresponding state or local income Tax Returns) for the taxable year including the Closing Date, as required by Treasury Regulations Sections 1.336-2(h)(1)(iv) (such statements, the “Section 336(e) Election Documents”).

(b)The computation of the “aggregate deemed asset disposition price” and “adjusted grossed up basis” (as defined in the applicable Treasury Regulations) (the “ADADP” and “AGUB”, respectively) of the assets of the Company shall be prepared in accordance with Section 336(e) of the Code and the Treasury Regulations promulgated thereunder. No later than sixty (60) days following the determination of the Final Purchase Price pursuant to Section 1.02, Seller shall provide Purchaser with an allocation of the Final Purchase Price, liabilities and other relevant items among the assets of the Company and its Subsidiaries (the “Draft Allocation”). If Purchaser objects within thirty (30) days of receipt thereof, Seller and Purchaser shall cooperate in good faith to resolve such objections and to revise the Draft Allocation to reflect their agreement, or, if the parties cannot reach an agreement within ten (10) days after Purchaser’s objection, any disputes shall be resolved by the Independent Accountant on a basis consistent with the procedures of Section 1.02 (such allocation, as finally determined by Seller and Purchaser or the Independent Accountant, as applicable, the “Final Allocation”).

(c)Seller and Purchaser shall (and shall cause their Affiliates to) report, act, and file all Tax Returns (including IRS Form 8883) in a manner consistent with the Section 336(e) Election and the Final Allocation and shall not take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with the foregoing, except as otherwise required by applicable Law.

Article VIII.Termination.

8.01Termination

.

(a)This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(i)by the mutual written consent of Purchaser and Seller;

(ii)by Purchaser or Seller, by giving written notice of such termination to the other, if the Closing shall not have occurred on or prior to June 15, 2022 (the “Outside Date”); provided, however, that if all of the conditions to Closing in Article VI shall have been satisfied or shall be then capable of being satisfied, other than the conditions set forth in Section 6.01(c)(i) and/or Section 6.01(c)(ii), the Outside Date may be extended by Purchaser or Seller, by written notice to the other party, to a date no later than December 3, 2022; provided, further, that, in each case, the right to terminate this Agreement under this Section 8.01(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Closing to occur on or prior to such date;

(iii)by Purchaser or Seller if any permanent injunction or other Order of a Governmental Authority preventing the consummation of the transactions contemplated hereby in any material respect shall have become final and non‑appealable;

(iv)by Seller or Purchaser if the Required Seller Vote shall not have been obtained at the Seller Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof;

(v)by Purchaser, prior to Seller receiving the Required Seller Vote, in the event that an Adverse Recommendation Change has occurred, whether or not permitted by Section 5.10;

(vi)by Seller, if, prior to Seller receiving the Required Seller Vote, Seller shall have entered into an Acquisition Agreement with respect to a Superior Proposal in compliance with the applicable provisions of Section 5.10(e); provided, however, that Seller may terminate this Agreement pursuant to this Section 8.01(a)(vi) if and only if Seller pays to Purchaser the Termination Fee in accordance with Section 8.02(b);

(vii)by Seller, if Purchaser shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (A) would result in the failure of the conditions set forth in Sections 6.01(b) or 6.01(c) and (B)(x)  is not reasonably capable of being cured prior to the Outside Date or (y) if capable of being cured, shall not have been cured (1) within thirty (30) days following receipt of written notice from Seller of such breach or (2) any shorter period of time that remains between the date such written notice is provided and the Outside Date; provided, however, that Seller may not terminate this Agreement pursuant to this Section 8.01(a)(vii) if Seller is then in material breach of this Agreement; or

(viii)by Purchaser, if Seller shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (A) would result in the failure of the conditions set forth in Sections 6.01(a) or 6.01(c) and (B)(x) is not reasonably capable of being cured prior to the Outside Date or (y) if capable of being cured, shall not have been cured (1) within thirty (30) days following receipt of written notice from Purchaser of such breach or (2) any shorter period of time that remains between the date such written notice is provided and the Outside Date; provided, however, that Purchaser may not terminate this Agreement pursuant to this Section 8.01(a)(viii) if Purchaser is then in material breach of this Agreement.

(b)The parties hereto acknowledge that the rights of Seller and Purchaser to terminate this Agreement pursuant to this Section 8.01 shall remain operative and in full force and effect regardless of any due diligence investigation made by or on behalf of any party hereto, any person controlling any such party, or any of their respective officers, directors, trustees, employees, accountants, consultants, legal counsel, agents, or other representatives whether prior to or after the execution of this Agreement.

8.02Effect of Termination

.

(a)In the event of the termination of this Agreement as provided in Section 8.01, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part any party hereto except for Fraud or Willful Breaches of this Agreement prior to the time of such termination or any payment owed pursuant to Section 8.02(b) or Section 8.02(c); provided, that Section 5.02, this Section 8.02, and Article IX (and any related definitional provisions throughout this Agreement) shall survive any termination of this Agreement. As used in this Agreement: (i) “Willful Breach” means, with respect to any representation, warranty, agreement or covenant in this Agreement, a deliberate act or failure to act (including a failure to cure circumstances) that the breaching party intentionally takes (or intentionally fails to take) and knows (or would reasonably be expected to know) would, or would reasonably be expected to, cause a material breach of such representation, warranty, agreement or covenant; and (ii) “Fraud” means common law fraud under the Laws of the State of Delaware, where: (a) the representations and warranties of (i) Seller set forth in Article III or (ii) Purchaser set forth in Article IV contain a false statement of a material fact and (b) the party making such statement (x) had actual (and not deemed, imputed or constructive) knowledge of the falsity of such statement, and (y) made such statement intending to mislead the other party to enter into this Agreement or to act or refrain from acting in reliance upon such false statement.

(b)If (A) (i) at or prior to the time of the Seller Stockholder Meeting there shall have been publicly disclosed or announced and not withdrawn an Acquisition Proposal (provided, however, that for purposes of this Section 8.02(b), the references to “twenty percent (20%)” in the definition of “Acquisition Proposal” shall be deemed to be references to “fifty percent (50%)” (a “Qualifying Transaction”), (ii) this Agreement is subsequently terminated by (x) Seller or Purchaser pursuant to Section 8.01(a)(ii) or Section 8.01(a)(iv) or (y) by Purchaser pursuant to Section 8.01(a)(viii) as a result of a Willful Breach by Seller, and (iii) within twelve (12) months of such termination of this Agreement, Seller consummates any Qualifying Transaction or enters into a definitive Agreement providing for the consummation of any Qualifying Transaction; (B) this Agreement is terminated by Purchaser pursuant to Section 8.01(a)(v); (C) this Agreement is terminated by Seller pursuant to Section 8.01(a)(vi), or (D) at or prior to the time of the Seller Stockholder Meeting, an Adverse Recommendation Change has, or is deemed to have, occurred, and this Agreement is terminated by Purchaser or Seller pursuant to Section 8.01(a)(iv), Seller shall pay to Purchaser an amount equal to $4,000,000 (the “Termination Fee”), by wire transfer of immediately available funds on the Business Day immediately following (1) the date of the execution of the definitive agreement in respect of such Qualifying Transaction, in the case of clause (A) above, and (2) the date of such termination, in the case of clauses (B) and (C) above.  In no event shall Seller be obligated to pay any amount greater than the Termination Fee pursuant to this Section 8.02(b). Except in the case of a Willful Breach or Fraud of Seller and without limiting the rights of any party to specific performance or injunctive or similar relief pursuant to Section 9.10, each party agrees that notwithstanding anything in this Agreement to the contrary, in the event the Termination Fee is paid in accordance with this Section 8.02(b), the payment of such Termination Fee shall be the sole and exclusive remedy of Purchaser, its Subsidiaries, stockholders, Affiliates, officers, directors, employees and representatives against Seller or any of its representatives or Affiliates as a result of (i) the failure of the Transaction to be consummated, (ii) the termination of this Agreement, (iii) any liabilities or obligations arising under this Agreement or (iv) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement.

(c)In the event that this Agreement is terminated by either Seller or Purchaser pursuant to Section 8.01(a)(iv), then Seller shall promptly pay to Purchaser all reasonable and documented out-of-pocket expenses incurred by Purchaser or its Affiliates in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $2,000,000, payable by wire transfer of immediately available funds; provided that any amounts paid under this Section 8.02(c) shall be credited (without interest) against any Termination Fee paid to Purchaser pursuant to Section 8.02(b).

Article IX.Miscellaneous.

9.01Non-Survival of Representations, Warranties and Certain Covenants

. None of the representations and warranties, and covenants and agreements, in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date, except (i) the covenants and agreements that explicitly contemplate performance in whole or in part after the Closing shall survive the Closing until fully performed in accordance with this Agreement and (ii) in the case of Fraud or Willful Breach. This Section 9.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Closing Date.

9.02Entire Agreement

.  This Agreement (and the Schedules hereto and the documents referred to herein) contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for herein, and supersedes any previous agreements and understandings between the parties with respect to such matters, provided, however, that the terms of the Confidentiality Agreement shall remain in full force and effect in accordance with its terms and subject to Section 5.02(a).

9.03Governing Law; Jurisdiction; Waiver of Jury Trial

.

(a)This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.  Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Chancery Court determines that it does not have subject matter jurisdiction, in any other appropriate Delaware State or Federal court), for any litigation arising out of or relating to this Agreement and the other transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 9.05 shall be effective service of process for any litigation brought against it in any such court.  Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the other transactions contemplated hereby in such courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

(b)To the fullest extent permitted by Law, the parties hereto hereby waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement or any dealings between them relating to the subject matter of this transaction.  The parties hereto also waive any bond or surety or security upon such bond which might, but for this waiver, be required of any of the other parties. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including contract claims, tort claims, breach of duty claims, and all other common Law and statutory claims. The parties hereto acknowledge that this waiver is a material inducement to enter into a business relationship, that each has already relied on the waiver in entering into this Agreement and that each will continue to rely on the waiver in their related future dealings.  The parties hereto further warrant and represent that each has reviewed this waiver with its or his, as the case may be, legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and the waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement or to any of the Ancillary Agreements.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

9.04Amendment; Waiver

.  No provision of this Agreement may be amended or modified except by an instrument or instruments in writing signed by all parties hereto. Any provision of this Agreement, the Schedules or any Ancillary Agreement may be waived only in a writing signed by the party against whom enforcement of any such waiver is sought.  No action or non-action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action or non-action of compliance with any representation, warranty, covenant or agreement contained herein.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

9.05Notices

.  All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, mailed by registered mail, return receipt requested, sent by documented overnight delivery service or, to the extent receipt is confirmed, by facsimile or email to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller, to it at:

ALJ Regional Holdings, Inc.

244 Madison Avenue, PMB #358

New York, NY 10016
Attention:Jess Ravich, Chief Executive Officer
Email:jessravich@gmail.com

With a copy to:

Shearman & Sterling LLP
1460 El Camino Real, 2nd Floor
Menlo Park, CA 94025
Attention:Christopher M. Forrester; Cody Wright
Email:Chris.Forrester@shearman.com;

Cody.Wright@shearman.com

If to Purchaser, to it at:

LSC Communications Book LLC d/b/a Lakeside Book Company

4101 Winfield Road
 Warrenville, IL 60555
Attention:General Counsel
Email:Rajeev.balakrishna@lsccom.com

With a copy to (which shall not constitute notice hereunder):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Steven Seidman; Mark A. Cognetti; Laura Acker
Email: sseidman@willkie.com; mcognetti@willkie.com; lacker@willkie.com

9.06Severability

.  If any provision of this Agreement or the application thereof is held by any court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be of no force and effect as to that jurisdiction, but the illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement in that or any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon any determination that any provision of this Agreement is invalid, void, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

9.07Assignment and Binding Effect

.  None of the parties hereto may assign any of its rights or delegate any of its duties under this Agreement, in whole or in part, by operation of law of otherwise by any of the parties hereto, without the prior written consent of the other parties hereto, and any attempt to make any such assignment without such consent shall be null and void, except that Purchaser may assign all or any portion of its rights and obligations under this Agreement to any of its Affiliates, so long as Purchaser remains liable for of such obligations as if no such assignment has occurred.

9.08No Benefit to Others

.  Except as provided in Section 5.11, Section 8.02(b) and Section 9.09 (the provisions of which Sections shall inure to the benefit of the person or entities benefiting therefrom who are intended to be third-party beneficiaries thereof), the representations, warranties, covenants and agreements contained in this Agreement, in the Schedules or in any Ancillary Agreement, are for the sole benefit of the parties hereto and their respective successors and permitted assigns and they shall not be construed as conferring and are not intended to confer any rights of any nature on any other persons.

9.09No Recourse

. Notwithstanding anything to the contrary contained herein or otherwise, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non‑Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby other than the liabilities expressly assigned to and agreed by them in any of the Ancillary Agreements, provided, however, that each party shall instruct and enforce that its and its Affiliates’ respective directors, officers, representatives and managers, as the case may be, comply with the terms set forth in this Agreement. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non‑Recourse Party.

9.10Specific Performance

.  The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach or threat to breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.

9.11Release as of the Closing

.

(a)Effective as of the Closing, Purchaser, on its own behalf and on behalf of the Company and their respective Subsidiaries (together with Purchaser, each a “Purchaser Releasing Person”), hereby releases and forever discharges (and, upon Seller’s request, Purchaser shall cause any Purchaser Releasing Person to acknowledge and agree in writing to such release and discharge) Seller and its Affiliates (for the avoidance of doubt, other than the Company and its Subsidiaries), successors and assigns and all of their respective current and former shareholders, officers, directors, managers, employees, agents and representatives, other than any such officers, directors, managers, employees, agents and/or representatives that are or become officers, directors, managers, employees, agents or representatives of the Company and its Subsidiaries as of the Closing (in each case, solely in their capacity as such) (each, a “Purchaser Released Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at Law and in equity, known or unknown, accrued or unaccrued, which have been or could have been asserted against any Purchaser Released Person, which any Purchaser Releasing Person has or ever had, which arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to the Company or any of its Subsidiaries;

(b)Effective as of the Closing, Seller, on its own behalf and on behalf of each of its Affiliates, Subsidiaries and each of their respective successors and assigns (together with Seller, each a “Seller Releasing Person”), hereby releases and forever discharges (and, upon Purchaser’s request, Seller shall cause any Seller Releasing Person to acknowledge and agree in writing to such release and discharge) Purchaser and its Affiliates (for the avoidance of doubt, including the Company and its Subsidiaries), successors and assigns and all of their respective current and former shareholders, officers, directors, managers, employees, agents and representatives (in each case, solely in their capacity as such) (each, a “Seller Released Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at Law and in equity, known or unknown, accrued or unaccrued, which have been or could have been asserted against any Seller Released Person, which any Seller Releasing Person has or ever had, which arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to the Company or any of its Subsidiaries;

provided that, notwithstanding the foregoing, Seller and Purchaser acknowledge and agree that this Section 9.11 does not apply to and shall not constitute a release of any rights or obligations arising under this Agreement or the Ancillary Agreements, and shall not obligate any party to refrain from making claims or commencing any proceedings arising under, or in connection with: (i) this Agreement or any Ancillary Agreement; or (ii) Fraud or Willful Breach.

9.12Counterparts

. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and each party thereto may become a party hereto by executing and delivering to the other parties hereto a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

9.13Interpretation

. Article titles, headings to sections and the table of contents in this Agreement are inserted for convenience of reference only and are not intended to be a part or to affect the meaning or interpretation hereof.  The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in any Schedule hereto is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party hereto shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes hereof.  As used herein, “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words in a visible form; references to a “person” shall be construed broadly and shall include an individual, corporation, partnership, trust, proprietorship, association, governmental body, agency or subdivision or other entity, and shall also include its successors and permitted assigns; “hereof,” “herein,” “hereunder” and comparable terms refer to the entirety of this Agreement and not to any particular article, section or other subdivision hereof or attachment hereto; “Business Day” means a day other than Saturday or Sunday or a day on which banks are required or authorized to close for business by law in the State of New York; provided that such banks shall be deemed to be open for business in the event of a “shelter in place” order or similar closure of physical branch locations is required at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including wire transfers) are open for use by customers on such day; references to the masculine include the feminine and vice versa; references to the singular include the plural and vice versa; references to this Agreement or other documents are as amended or supplemented from time to time; references to “Article,” “Section” or another subdivision or to an attachment or “Schedule” are to an article, section or subdivision hereof or an attachment or Schedule hereto.  Where used with respect to information, the phrases “delivered,” “furnished” or “made available” means that the information referred to has been physically or electronically delivered to the relevant parties or their respective representatives, including, in the case of “made available” to Purchaser, material that has been posted in a “data room” (virtual or otherwise) established by Seller.

9.14Disclosure

.  For the purpose of this Agreement, any disclosure made on one Schedule to this Agreement shall be deemed to be a disclosure for the purposes of each other Schedule to this Agreement to the extent that it is reasonably apparent on the face of such disclosure and without reviewing any other document, including any document referenced in such disclosure, that such disclosure is relevant to such other Schedule.  The inclusion of any information on any Schedule shall not be deemed to be an admission or acknowledgment by Seller, in and of itself, that such information is material to or outside the ordinary course of the business of the Company and its Subsidiaries, except as otherwise set forth in this Agreement.  The inclusion of any information on any Schedule relating to possible breaches or violations of, or defaults under any contract or Law shall not be deemed by any person as an admission that any breach or violation of, or default under, any such contract or Law exists, has occurred, is likely to occur or is possible.  In addition, the “Knowledge of Seller” or words of similar effect means the actual knowledge (after reasonable inquiry) of any of (i) Marc Reisch, (ii) John Carbone, (iii) Kevin Hayden, (iv) Brian Keck, (v) Jess Ravich and (vi) Brian Hartman; and to the “Knowledge of Purchaser” or words of similar effect means the actual knowledge (after reasonable inquiry) of any of (i) Rajeev Balakrishna, (ii) Sarah Hoxie and (iii) Dave McCree.

9.15Privilege; Waiver of Conflicts

.  Purchaser, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed after the Closing to include the Company and its Subsidiaries) hereby agrees that, notwithstanding any current or prior representation of the Company and its Subsidiaries and Seller by Shearman & Sterling LLP (“Prior Companies Counsel”), Prior Companies Counsel (a) shall be allowed to represent Seller in any matters or disputes that arise under or relate to the Transaction, (b) waives any claim that Purchaser, the Company, its Subsidiaries, or any of their Affiliates has or may have that Prior Companies Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation, (c) agrees that, if a dispute arises after the Closing between Purchaser, the Company, its Subsidiaries or any of their respective Affiliates, on the one hand, and Seller or any of its Affiliates on the other hand, then Prior Companies Counsel may represent Seller in such dispute, even though the interests of Seller may be directly adverse to Purchaser, the Company and its Subsidiaries and even though Prior Companies Counsel may have represented the Company and its Subsidiaries in matters substantially related to such dispute or may be handling ongoing matters for the Company and its Subsidiaries, and (d) agrees that, after the Closing, Seller shall retain, own, and control (in its sole and absolute discretion) all communications between or among Prior Companies Counsel and Seller, the Company or its Subsidiaries to the extent that such communications are related to the Transaction, and with respect to such information, the attorney-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and shall not pass to or be claimed or disputed by Purchaser, the Company, its Subsidiaries, or any of their Affiliates; provided, however, that nothing herein is intended or shall be construed to constitute an agreement by Seller, the Company or its Subsidiaries to waive any privilege of the Company and its Subsidiaries with respect to any information or communication that does not relate to any dispute under or relating to the Transaction (it being understood that any privilege of the Company and its Subsidiaries that attaches with respect to such other matters will be controlled solely by the Company and its Subsidiaries after the Closing).  Additionally, if a dispute arises after the Closing between Purchaser, the Company or its Subsidiaries on the one hand, and any third party other than Seller on the other hand, then the Company or its Subsidiaries may assert the attorney-client privilege to prevent disclosure to such third party of confidential communications by Prior Companies Counsel; provided, however, that to the extent such privilege relates in any way to the Transaction, neither the Company nor its Subsidiaries may waive such privilege without the prior written consent of Seller (which shall not be unreasonably withheld, conditioned or delayed).

9.16No Presumption

.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent and there shall be no presumption against the draftsman.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

ALJ REGIONAL HOLDINGS, INC.

By:/s/ Jess Ravich

Name:  Jess Ravich

Title:  Chief Executive Officer

LSC COMMUNICATIONS BOOK LLC

By:/s/ Rajeev Balakrishna

Name:  Rajeev Balakrishna

Title:  General Counsel

PHOENIX COLOR CORP.

By:/s/ Marc Reisch

Name:  Marc Reisch

Title:  Chairman

INDEX OF DEFINED TERMS

Term	Place of Definition
“Accounting Principles”	Section 1.02(a)(xvii)
“Acquisition Agreement”	Section 5.10(e)
“Acquisition Proposal”	Section 5.10(h)(i)
“Actions”	Section 3.08
“ADADP”	Section 7.05(b)
“Adverse Recommendation Change”	Section 5.10(e)
“Affiliate”	Section 3.21
“Affiliate Agreement”	Section 3.21
“Affiliate Agreements Termination”	Section 5.12(b)
“Agreement”	Recitals
“AGUB”	Section 7.05(b)
“Ancillary Agreements”	Section 1.02(a)(i)
“Anti-Corruption Laws”	Section 3.07(c)
“Anti-Money Laundering Laws”	Section 3.07(e)
“Antitrust Law”	Section 5.04(b)
“Balance Sheet Date”	Section 3.09(a)
“Base Amount”	Section 1.02(a)(ii)
“Base Purchase Price”	Section 1.02(a)(iii)
“Capital Leases”	Section 1.02(a)(vi)
“Cash”	Section 1.02(a)(iv)
“Change in Control Payment”	Section 1.02(a)(v)
“Closing”	Section 2.01
“Closing Adjustment Amounts”	Section 1.02(c)(ii)
“Closing Date”	Section 2.01
“Closing Indebtedness”	Section 1.02(a)(vi)
“Closing Statement”	Section 1.02(c)(ii)
“Code”	Section 1.02(a)(vii)
“Company”	Recitals
“Company Confidential Information”	Section 5.02(c)
“Company Financial Statements”	Section 3.09(a)
“Company Insurance Policies”	Section 3.25(a)
“Company Occurrence-Based Insurance Claim”	Section 5.19
“Company Plan”	Section 3.14(a)
“Company Shares”	Recitals
“Competing Business”	Section 5.21(a)
“Computer Systems”	Section 3.11(i)
“Confidentiality Agreement”	Section 5.02(a)
“Continuing Employees”	Section 5.07(a)
“COVID-19 Laws”	Section 1.02(a)(viii)
“COVID-19 Measures”	Section 5.01(b)(xxi)
“Credit Agreements”	Section 5.01(b)(vii)
“Data Protection Laws”	Section 3.12(a)

Term	Place of Definition
“Data Protection Requirements”	Section 3.12(a)
“Deficiency Amount”	Section 1.02(c)(v)
“Designated Jurisdiction”	Section 3.07(g)
“Determination Date”	Section 5.22
“DGCL”	Recitals
“Disputed Amounts”	Section 1.02(c)(ii)
“DOJ”	Section 5.04(b)
“Draft Allocation”	Section 7.05(b)
“D&O/EPL/Fiduciary Policies”	Section 5.11(b)
“Environmental Claim”	Section 3.17(h)(i)
“Environmental Laws”	Section 3.17(h)(ii)
“ERISA”	Section 1.02(a)(ix)
“ERISA Affiliate”	Section 1.02(a)(x)
“Estimated Closing Indebtedness”	Section 1.02(c)(i)
“Estimated Closing Statement”	Section 1.02(c)(i)
“Estimated Transaction Expenses”	Section 1.02(c)(i)
“Estimated Working Capital Amount”	Section 1.02(c)(i)
“Excess Amount”	Section 1.02(c)(v)
“Exchange Act”	Section 3.09(d)
“Export/Import Laws”	Section 3.07(h)
“Family Member”	Section 3.21
“FCPA”	Section 3.07(c)
“Final Allocation”	Section 7.05(b)
“Final Closing Indebtedness”	Section 1.02(c)(ii)
“Final Purchase Price”	Section 1.01(b)
“Final Transaction Expenses”	Section 1.02(c)(ii)
“Final Working Capital Amount”	Section 1.02(c)(ii)
“Fraud”	Section 8.02(a)
“FTC”	Section 5.04(b)
“GAAP”	Section 1.02(c)(i)
“Governmental Authority”	Section 1.02(a)(xi)
“Historical Financial Statements”	Section 3.09(a)
“HSR Act”	Section 3.06
“Independent Accountant”	Section 1.02(c)(ii)
“Independent Accountant Dispute Notice”	Section 1.02(c)(ii)
“Intellectual Property”	Section 3.11(a)
“Intercompany Indebtedness Termination”	Section 5.12(a)
“Intervening Event”	Section 5.10(h)(ii)
“Inventory”	Section 3.26(b)
“IP License”	Section 3.11(d)
“IRS”	Section 3.14(a)
“Knowledge of Purchaser”	Section 9.14
“Knowledge of Seller”	Section 9.14
“Laws”	Section 3.05(a)

Term	Place of Definition
“Leased Real Property”	Section 3.18(h)(i)
“Lien”	Section 3.18(h)(ii)
“Major Customers”	Section 3.13(a)
“Major Suppliers”	Section 3.13(a)
“Marks”	Section 5.14
“Material Adverse Effect”	Section 3.07(b)
“Material Contracts”	Section 3.13(a)
“Materials of Environmental Concern”	Section 3.17(h)(iii)
“Measurement Time”	Section 1.02(c)(i)(x)
“Minimum Cash Requirement”	Section 5.01(a)
“Most Recent Financial Statements”	Section 3.09(a)
“Non‑Recourse Party”	Section 9.09
“Notice of Purchase Price Adjustment Disagreement”	Section 1.02(c)(ii)
“Notice Period”	Section 5.10(e)(ii)
“OFAC”	Section 3.07(i)
“Open Source Code”	Section 3.11(h)
“Order”	Section 1.02(a)(xii)
“Outside Date”	Section 8.01(a)(ii)
“Owned Intellectual Property”	Section 1.02(a)(xiii)
“Owned Real Property”	Section 3.18(h)(iii)
“Payer”	Section 7.04
“Permits”	Section 3.07(a)
“Permitted Exceptions”	Section 3.18(h)(iv)
“Personal Data”	Section 3.12(a)
“Plan”	Section 3.14(k)
“Policy Termination Event”	Section 5.11(b)
“Post‑Closing Tax Period”	Section 3.16(i)
“Pre‑Closing Tax Period”	Section 3.16(i)
“Prior Companies Counsel”	Section 9.15
“Privacy Policies”	Section 3.12(a)
“Proprietary Software”	Section 3.11(e)
“Proxy Statement”	Section 5.09(a)
“Purchase Price Adjustment Review Period”	Section 1.02(c)(ii)
“Purchaser”	Preamble
“Purchaser Documents”	Section 4.01
“Purchaser Released Person”	Section 9.11(a)
“Purchaser Releasing Person”	Section 9.11(a)
“Qualifying Transaction”	Section 8.02(b)
“Real Property Leases”	Section 3.18(b)
“Reference Working Capital Amount”	Section 1.02(a)(xiv)
“Reisch Employment Agreement”	Section 5.23
“Reisch Novation Agreement”	Section 5.23
“Release”	Section 3.17(h)(iv)
“Registered Owned Intellectual Property”	Section 1.02(a)(xv)

Term	Place of Definition
“Required Seller Vote”	Section 3.04
“Resignation Letter”	Section 5.08
“R&W Policy”	Section 5.20
“Sanction(s)”	Section 3.07(i)
“Schedules”	Article III
“SEC”	Section 5.09(a)
“Section 336(e) Agreement”	Section 7.05(a)(i)
“Section 336(e) Election”	Section 7.05(a)
“Section 336(e) Election Documents”	Section 7.05(a)(iv)
“Securities Act”	Section 4.08
“Seller”	Preamble
“Seller Board”	Recitals
“Seller Documents”	Section 3.04
“Seller Occurrence-Based Insurance Policy	Section 5.19
“Seller Plan”	Section 3.14(a)
“Seller Released Person”	Section 9.11(b)
“Seller Releasing Person”	Section 9.11(b)
“Seller Stockholder Meeting”	Section 5.09(a)
“Solvent”	Section 4.09
“Straddle Period”	Section 7.01(b)
“Subsidiary”	Section 3.03(a)
“Subsidiary Shares”	Section 3.03(b)
“Superior Proposal”	Section 5.10(h)(iii)
“Tail Insurance Period”	Section 5.11(b)
“Tax Return”	Section 3.16(p)(i)
“Taxes”	Section 3.16(p)(ii)
“Termination Fee”	Section 8.02(b)
“Trademark Transition Period”	Section 5.14
“Trademarks”	Section 3.11(a)
“Transaction”	Recitals
“Transaction Expenses”	Section 1.02(a)(xvi)
“Transfer Taxes”	Section 7.04
“Welfare Benefit Plan”	Section 5.07(d)
“Willful Breach”	Section 8.02(a)
“Working Capital”	Section 1.02(a)(xvii)
“401(k) Plan”	Section 5.07(d)